UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

610 Newport Center Drive

Newport Beach, CA 92660

April 8, 2020

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be a virtual meeting conducted exclusively via webcast on May 19, 2020 at 8:00 a.m. (PDT). In light of public health concerns regarding the novel coronavirus (COVID-19) pandemic and related travel restrictions, the Board of Directors has determined that it is prudent that this year’s annual meeting be held in a virtual-only format via live webcast. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Your vote is important. Whether or not you plan to attend the virtual annual meeting, we encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the virtual annual meeting at http://www.virtualshareholdermeeting.com/CMG2020 and voting online. Full instructions are contained in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

On behalf of the Board of Directors and Chipotle’s management, thank you for your commitment to Chipotle.

Sincerely,

Brian Niccol

Chairman and Chief Executive Officer

NOTICE OF MEETING

The 2020 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/CMG2020 on May 19, 2020 at 8:00 a.m. (PDT).

Shareholders will consider and act on the following matters:

1.	Election of the seven director nominees named in this proxy statement, each to serve a one-year term;

2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (known as “say-on-pay”);

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

4.	Four shareholder proposals described in the attached Proxy Statement, if properly presented; and

5.	Such other business properly brought before the meeting.

Information about these matters is contained in the proxy statement that accompanies this notice.

Only shareholders of record at the close of business on March 26, 2020 are entitled to notice of and to vote at the annual meeting. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials.

This Notice and the accompanying Proxy Statement are first being distributed to shareholders on or about April 8, 2020.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors, on the approval, on an advisory basis, of our executive compensation or on any of the four shareholder proposals unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

By order of the Board of Directors

Roger Theodoredis

General Counsel and Corporate Secretary

April 8, 2020

Proxy Statement Summary

INFORMATION ABOUT THE ANNUAL MEETING
Date and Time:	Tuesday, May 19, 2020 8:00 am (PDT)
Location:	Live webcast online at http://www.virtualshareholdermeeting.com/CMG2020
Record Date for Shareholders entitled to vote:	March 26, 2020

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATIONS
1. Election of the seven director nominees named in this proxy statement (page 7)	For
2. Advisory Say on Pay vote (page 22)	For
3. Ratification of Ernst & Young LLP as independent auditors (page 23)	For
4. Shareholder proposal regarding retention of shares by executive officers (page 26)	Against
5. Shareholder proposal to require an independent Chair of the Board of Directors (page 28)	Against
6. Shareholder proposal requesting a report on arbitration of employment-related claims (page 30)	Against
7. Shareholder proposal related to action by written consent of shareholders (page 32)	Against

HIGHLIGHTS OF DIRECTOR NOMINEES

NAME	YEARS OF SERVICE	INDEPENDENT	BOARD RECOMMENDATION	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Albert Baldocchi†	23	Yes	FOR	Chairperson
Patricia Fili-Krushel	1	Yes	FOR		✓
Neil Flanzraich Lead Independent Director	13	Yes	FOR		Chairperson	✓
Robin Hickenlooper(1)	3	Yes	FOR	✓		Chairperson-Elect
Scott Maw	1	Yes	FOR	✓
Ali Namvar	3	Yes	FOR		✓	✓
Brian Niccol	2	No	FOR

†	Designated as “Audit Committee Financial Expert” under SEC rules.

(1)	Ms. Hickenlooper will become Chairperson of the Nominating and Corporate Governance Committee after the annual meeting, assuming she is re-elected.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	i

Proxy Statement Summary (continued)

SUMMARY OF CORPORATE GOVERNANCE HIGHLIGHTS

Eight of the nine members on our current Board of Directors are independent.

Independent directors are led by a Lead Independent Director.

All directors stand for re-election on an annual basis.

Directors are elected by majority vote in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation, for consideration by the Board.

Independent Board members meet in executive session at each quarterly Board meeting.

Board and Committee performance is reviewed in an annual self-assessment, with reporting to and evaluation by the full Board.

We do not have a shareholder rights plan or “poison pill.”

All executive officers and directors are prohibited from hedging/pledging shares of our common stock.

Bylaws contain proxy access provisions, which enables qualifying shareholders to nominate directors for election to our Board.

We have robust stock ownership requirements for executive officers and directors, which are among the highest CEO and CFO ownership requirements amongst our peer group of companies, as described in “Compensation Discussion and Analysis”.

Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.

See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures we employ to motivate our employees to build shareholder value and promote the interests of all our shareholders.

ii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	iii

Table of Contents (continued)

iv	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Annual Meeting Information

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the virtual annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Tuesday, May 19, 2020, beginning at 8:00 a.m. (PDT) online at

http://www.virtualshareholdermeeting.com/CMG2020. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 8, 2020.

Virtual-only annual meeting format

In light of public health concerns regarding the novel coronavirus (COVID-19) pandemic and related travel restrictions, the Board of Directors has determined that it is prudent that this year’s annual meeting be held in a virtual-only format via live audio webcast.

Attending the annual meeting

To attend the virtual annual meeting, you must be a shareholder on the record date of March 26, 2020. Shareholders may attend the virtual annual meeting at http://www.virtualshareholdermeeting.com/CMG2020. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, shareholders will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2020 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.

Participation during the virtual annual meeting

Shareholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/CMG2020. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to Chipotle and the meeting matters, as time permits.

Who can vote

If you were a shareholder of record of our common stock on March 26, 2020, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 26, 2020, there were 27,807,843 shares of common stock outstanding and entitled to vote.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	1

Annual Meeting Information (continued)

Voting matters and Board recommendations

You will be asked to vote on seven proposals:

Board Recommendation:

PROPOSAL 1 –	Election of the seven director nominees named in this proxy statement	FOR

PROPOSAL 2 –	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).	FOR

PROPOSAL 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020	FOR

PROPOSAL 4 –	Shareholder proposal regarding retention of shares by executive officers	AGAINST

PROPOSAL 5 –	Shareholder proposal to require an independent Chair of the Board of Directors	AGAINST

PROPOSAL 6 –	Shareholder proposal requesting a report on arbitration of employment-related claims	AGAINST

PROPOSAL 7 –	Shareholder proposal related to action by written consent of shareholders	AGAINST

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

Board recommendation

The Board of Directors recommends a vote FOR each candidate for director, FOR Proposals 2 and 3 and AGAINST Proposals 4 through 7.

Information about how to vote

If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement.

Under the rules of the New York Stock Exchange, or NYSE, on voting matters that the NYSE characterizes as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

If you are a shareholder of record, you can vote your shares in advance of the meeting over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote in advance of the meeting by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote online at the virtual annual meeting. Instructions for voting online at the virtual annual meeting are available at www.virtualshareholdermeeting.com/CMG2020.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Annual Meeting Information (continued)

Revocation of your proxy

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660; or

•	if you are a shareholder of record, by attending the virtual annual meeting and voting online using your 16-digit control number.

Attendance at the virtual annual meeting will not by itself revoke your proxy.

Quorum requirement

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present via webcast or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists.

Broker non-votes

A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Voting by Beneficial Owners” above for more information.

Votes required to approve each proposal

Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.

Proposals 2 through 7 — Each of the say-on-pay advisory vote, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 and approval of the shareholder proposals (if properly presented at the meeting) requires the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote in order to be approved. Abstentions represent shares entitled to vote, and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to the say-on-pay vote (Proposal 2) and the shareholder proposals (Proposals 4 through 7), are not counted as entitled to vote and therefore will have no effect on the outcome of any of these proposals.

Because the say-on-pay vote (Proposal 2) and the shareholder proposals (Proposals 4 through 7) are advisory, they will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the subject matter of each of the shareholder proposals. Ratification of our appointment of independent auditors is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.

Consequences if a nominee for director does not receive a majority of votes cast regarding his or her election

Any director who does not receive at least a majority of votes cast would be required to submit an irrevocable resignation to the Nominating and Governance Committee of the Board, and the Committee would make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board would then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

Delivery of proxy materials

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 26, 2020 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	3

Annual Meeting Information (continued)

should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our website at ir.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Proxy solicitation costs

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who

request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $22,500 plus reimbursement of customary expenses.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Beneficial Ownership of our Common Stock

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables shows the beneficial ownership of shares of our common stock as of March 26, 2020 by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the 2019 Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 27,807,843 outstanding shares of common stock as of March 26, 2020. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 26, 2020 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
The Vanguard Group, Inc.(1)	2,959,109	–	2,959,109	10.64%
Renaissance Technologies, LLC.(2)	1,763,542	–	1,763,542	6.34%
BlackRock, Inc.(3)	1,759,092	–	1,759,092	6.33%
FMR LLC(4)	1,446,593	–	1,446,593	5.20%
Directors and Executive Officers
Brian Niccol(5)	5,065	72,591	77,656	*
Jack Hartung(6)	35,272	7,371	42,608	*
Curt Garner(5)	–	45,827	45,827	*
Scott Boatwright(5)	–	9,222	9,222	*
Christopher Brandt(5)	–	15,744	15,744	*
Albert Baldocchi(7)(8)	72,542	–	72,542	*
Paul Cappuccio(9)	793	460	1,253	*
Patricia Fili-Krushel(9)	11	168	179	*
Neil Flanzraich(7)	4,633	–	4,633	*
Robin Hickenlooper(9)	293	460	753	*
Scott Maw(9)	–	168	168	*
Ali Namvar(9)	3,277	210	3,487	*
Matthew Paull(9)	809	460	1,269	*
All directors and executive officers as a group (16 people)	122,660	156,239	278,899	1.0%

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	5

Beneficial Ownership of our Common Stock (continued)

*	Less than one percent.

(1)

Based solely on a report on Schedule 13G/A filed on February 12, 2020. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. The Vanguard Group, Inc. has sole voting power with respect to 39,991 shares of common stock, shared voting power with respect to 7,634 shares of common stock, sole dispositive power with respect to 2,914,105 shares of common stock and shared dispositive power with respect to 45,004 shares of common stock.

(2)

Based solely on a report on Schedule 13G filed on February 12, 2020. The address of Renaissance Technologies, LLC is 800 Third Avenue, New York, New York, 10022. Renaissance Technologies, LLC has sole voting power with respect to 1,737,998 shares of common stock, sole dispositive power with respect to 1,757,671 shares of common stock and shared dispositive power with respect to 5,871 shares of common stock.

(3)

Based solely on a report on Schedule 13G/A filed on February 5, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. has sole voting power with respect to 1,523,826 shares of common stock and sole dispositive power with respect to 1,759,092 shares of common stock.

(4)

Based solely on a report on Schedule 13G/A filed on February 7, 2020. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02219. FMR LLC has sole voting power with respect to 270,660 shares of common stock and sole dispositive power with respect to 1,446,593 shares of common stock.

(5)

Shares beneficially owned include the following shares underlying stock appreciation rights that are vested or that will vest within 60 days of March 26, 2020: 72,591 shares for Mr. Niccol; 45,827 shares for Mr. Garner; 9,222 shares for Mr. Boatwright; and 15,744 shares for Mr. Brandt.

(6)

Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 35 shares beneficially owned by his children; and 7,371 shares underlying stock appreciation rights that are vested or will vest within 60 days of March 26, 2020. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(7)

Shares beneficially owned by Messrs. Baldocchi and Flanzraich include 460 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each such director is retirement-eligible, and the vesting of the awards accelerates in the event of the director’s retirement.

(8)	Shares beneficially owned by Mr. Baldocchi include 69,648 shares he owns jointly with his spouse.

(9)

Shares beneficially include the following shares underlying restricted stock units that will vest within 60 days of March 26, 2020: 460 shares for Ms. Hickenlooper and Messrs. Cappuccio and Paull; 168 shares for Ms. Fili-Krushel and Mr. Maw; and 210 shares for Mr. Namvar.

6	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Proposal 1

Election of Directors

Our Board of Directors currently has nine members, with each director serving for a one-year term. At the annual meeting, shareholders will vote on the seven nominees named below, each of whom is an incumbent member of the Board. Incumbent directors Paul Cappuccio and Matthew Paull are not standing for re-election at the annual meeting. Messrs. Cappuccio and Paull, who have served on the Board since 2016, were vital members of the Board through a transformational time in the company’s history and we extend our appreciation to them for their contributions to our success.

Each of the director nominees was elected at the 2019 annual meeting of shareholders and was nominated for re-election by the Board upon the recommendation of the Nominating and Corporate Governance Committee. Each director nominee has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.

There are no family relationships among our directors, or between our directors and executive officers.

Re-election of each nominee for director requires that such nominee receive a majority of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The current terms of all directors expire as of the date of next year’s annual meeting of shareholders. Each director will hold office until their successors are elected and have qualified or their earlier resignation or removal. The age of each director is as of May 19, 2020, the date of the annual meeting.

DIRECTORS STANDING FOR RE-ELECTION

Albert S. Baldocchi Age: 66 Director Since: 1997

Background:

Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately-held companies. He holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.

Qualifications:

Mr. Baldocchi’s extensive involvement with restaurant companies for more than 25 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	7

Proposal 1 (continued)

Patricia Fili-Krushel Age: 66 Director Since: March 2019

Background:

Ms. Fili-Krushel has served as Chief Executive Officer of the Center for Talent Innovation, a New York City–based think tank that focuses on global talent strategies since January 2019. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She serves as a director of Dollar General Corporation (NYSE: DG). Ms. Fili-Krushel received a Bachelor’s degree in communications from Saint John’s University, and an MBA from Fordham University.

Qualifications:

Ms. Fili-Krushel has extensive leadership, human resources and compensation experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.

Neil W. Flanzraich Age: 76 Director Since: 2007

Background:

Mr. Flanzraich is the Executive Chairman of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned biotech company, where he previously served as Chief Executive Officer and Chairman, and additionally, is the Executive Chairman of Alzheon, Inc., a privately-owned biotech company. He also has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served as Senior Vice President, General Counsel and member of the Operating and Executive Committees of Syntex Corporation, an international pharmaceutical company. He was a director of Equity One Inc. (NYSE:EQY) and served as its Lead Independent Director until it was acquired on March 1, 2017. Mr. Flanzraich also previously served as a director of a number of additional publicly-traded companies. He received an A.B. from Harvard College and a J.D. from Harvard Law School.

Qualifications:

Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies.

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Proposal 1 (continued)

Robin Hickenlooper Age: 41 Director Since: 2016

Background:

Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper previously served on the board of directors of FTD Companies, Inc. She earned an MBA from Kellogg School of Management at Northwestern University and a Bachelor’s degree in Public Policy from Duke University.

Qualifications: Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.

Scott Maw Age: 52 Director since: March 2019

Background:

Mr. Maw has served as a Managing Director at WestRiver Group, a private equity investment firm, since August 2019. He was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014 until his retirement at the end of 2018. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. From 2010 to 2011, he was Senior Vice President and CFO of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and CFO of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. He currently serves as a member of the board of directors of Avista Corporation (NYSE: AVA) and Alcon Inc. (NYSE: ALC). Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.

Qualifications: Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.

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Ali Namvar Age: 50 Director Since: 2016

Background:

Mr. Namvar is a private investor focused on growth companies. He is also an advisory board member of Pershing Square Capital Management, L.P., an investment firm that currently is a significant shareholder of Chipotle. From January 2006 through April 2018, Mr. Namvar was an active partner and senior member of the investment team at Pershing Square. Prior to joining Pershing Square, Mr. Namvar held positions at Blackstone Group and Goldman Sachs Group, Inc. Mr. Namvar holds a Bachelor of Arts degree from Columbia University and an MBA from the Wharton School at the University of Pennsylvania.

Qualifications:

Mr. Namvar has significant investment experience in restaurant companies, high growth businesses and the branded consumer goods sector. He also brings to the Board a deep knowledge of finance, equity markets, strategic transactions and investor relations.

Brian Niccol Age: 46 Director Since: 2018

Background:

Mr. Niccol has served as our Chief Executive Officer and a director since March 5, 2018 and in the additional role as Chairman of the Board since March 3, 2020. From January 2015 to February 2018 Mr. Niccol served as Chief Executive Officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business. He serves as a director of Harley-Davidson, Inc. (NYSE: HOG)

Qualifications:

Mr. Niccol brings us extensive experience in brand management, marketing and operations, as well as a proven track record of driving outstanding results at multiple restaurant brands. He also adds to the Board’s experience in corporate governance and public company oversight.

Board Qualifications, Skills and Attributes

In evaluating current and prospective directors, our Board strives for a highly independent, well-qualified directors, with the diversity, experience and background to be effective and to provide strong oversight and thought leadership to management. In addition to the specific qualifications, skills and experience described above, each director is expected to possess personal traits such as candor, integrity and professionalism and to commit to devote significant time to the Company’s oversight.

The Board of Directors held eight meetings in 2019. Each director who served in 2019 attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2019. The Board has requested that each of its members attend our annual shareholder meetings absent extenuating circumstances, and all directors serving on the Board following the date of the 2019 annual meeting attended the meeting.

Assuming all directors standing for re-election are elected at the annual meeting, the average age of our directors will be 57, and the Board will possess the skills, experiences and attributes reflected in the following table. We believe these skills, experiences and attributes are relevant and important to the company’s achievement of its strategic goals, including making our brand culturally relevant and engaging, digitizing and modernizing the restaurant experience, continuing to ensure a culture of accountability and creativity throughout our organization, and enhancing our economic model to benefit our shareholders.

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BOARD SKILLS, EXPERIENCE AND ATTRIBUTES

LEADERSHIP

6/7 directors

(CEO or Executive Officer; Leader of large division, business unit or organization; public company board service)

RESTAURANT/FOOD INDUSTRY

4/7 directors

(Restaurant Owner/Manager; Sourcing & Supply; Food Safety / Quality Assurance)

HR/TALENT MANAGEMENT/COMPENSATION

3/7 directors

(Recruiting; Talent Development & Motivation; Management; HR Compliance)

FINANCE/ACCOUNTING

6/7 directors

(Financial Reporting; Accounting Systems; Public Filings; Internal Controls)

RISK MANAGEMENT

2/7 directors

(Evaluation, Assessment and Oversight)

BRANDING/MARKETING/MEDIA

4/7 directors

(Branding Strategy & Innovation; Customer Relations; Crisis Management)

DIGITAL/SOCIAL MEDIA/TECHNOLOGY

3/7 directors

(Social Media Strategy; Technology-Based Consumer Applications; Revenue Opportunities; Cybersecurity)

REAL ESTATE/LEASING

4/7 directors

(Site Selection; Property Management and Administration)

INTERNATIONAL

5/7 directors

(Non-U.S. Regulations, Customs, Organizational Structures and Tax Implications and Planning)

SUSTAINABILITY/ESG

2/7 directors

(Waste Reduction, Responsible Sourcing, Environmental Impact, Social & Governance Issues)

GOVERNMENT RELATIONS

1/7 directors

(Lobbying, Regulatory, Investigations & Compliance)

INVESTOR RELATIONS

5/7 directors

(Engagement regarding strategy, financial results, executive compensation and corporate governance)

Board Selection and Refreshment

We seek to strike the right balance between retaining directors with deep knowledge of the Company and adding directors who bring a fresh perspective. Of the directors who are standing for re-election, two have served on the board for over 10 years and five have served for fewer than five years. From time to time the Board retains an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates and instructs the firm to maintain a running list of potential director candidates. The Board is committed to actively seeking to include highly qualified women and individuals from minority groups in the pool from which new director candidates are selected. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the gender and diversity of the Board.

Independence of Directors

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence

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from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2020 the Board determined that none of our directors who served on the Board in 2019 has any relationships, transactions or arrangements that would compromise his or her independence, except the following directors, as a result of their employment with us: Mr. Ells, who ceased to be a director in March 2020, and Mr. Niccol.

In making its determination as to the independence of members of the Board, the Board determined that the following transactions do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of the directors in attending to their duties as Board members: (i) the registration rights granted to Mr. Baldocchi as described below under “Certain Relationships and Related Party Transactions;” and (ii) our agreements with Pershing Square Capital Management, L.P., in which Mr. Namvar was an employee until April 1, 2018, and for which Messrs. Namvar and Paull currently serve on the advisory board. Accordingly, the Board concluded that each director who served on the Board during 2019, other than Mr. Ells and Mr. Niccol, qualifies as independent.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii) and Rule 10C-1 of the Exchange Act. Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to oversee the integrity of our financial statements and system of internal controls, the annual independent audit of our financial statements, the performance of our internal audit services function (including review of audit plans, budget and staffing), our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, and the evaluation and oversight of risk issues, and also acts to ensure open lines of communication among our independent auditors, accountants, internal audit and financial management. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent auditors which, in their reports, express opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit Committee’s responsibilities also include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent audit firm. The Audit Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized beginning on page 24 of this proxy statement. The Committee determined that the fees paid to the independent auditor in 2019, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The Audit Committee also has adopted and annually reviews compliance with the company’s Hiring Policy for Former Employees of Independent Auditor Firm, which further ensures that the independence of the independent audit firm is not impaired.

As required by law, the Audit Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit Committee held eight meetings in 2019. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Cappuccio, Maw and Ms. Hickenlooper. Our Board of Directors has determined

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that all of the Audit Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations. No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2019. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 24.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer and Executive Chairman based on an evaluation of their performance and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the Committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis.”

The Compensation Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2011 Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2019 Compensation Program – Long-Term Incentives – 2019

Performance Share Award Design.” The Committee has for several years, including 2019, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.

The Compensation Committee retained Pay Governance, LLC, an independent executive compensation consulting firm, to advise the Committee regarding compensation matters for 2019 and for the equity compensation awards made to our executive officers in February 2019. All of the fees paid to Pay Governance during 2019 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. Pay Governance was retained pursuant to an engagement letter with the Compensation Committee, and the committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers Pay Governance to have sufficient independence from our company and executive officers to allow it to offer objective advice. In mid-2019, the Compensation Committee retained Frederic W. Cook & Co., Inc. (FW Cook), as its new independent executive compensation consulting firm. FW Cook advised the Committee regarding our executive compensation practices, compensation for 2020 and equity compensation awards made to our executive officers in February 2020.

The Compensation Committee held eleven meetings in 2019. Additionally, the Chairman of the Committee held a number of discussions with shareholders regarding executive compensation and related matters. A report of the Committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation Committee Report” on page 50.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Flanzraich (Chairperson), Namvar, Paull and Ms. Fili-Krushel. There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation Committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii)

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Proposal 1 (continued)

regarding independence of compensation committee members. No member of the committee nor any organization of which any member of the committee is an officer or director received any payments from us during 2019, other than the payments disclosed under “– Director Compensation” below.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board. The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee also reviews at least annually. The Committee also reviews any potential director candidates recommended by our shareholders if such nominations are within the time limits and meet other requirements established by our bylaws. The Committee oversees the annual evaluation of the performance of the Board and its committees.

The Nominating and Corporate Governance Committee held four meetings in 2019. The members of the Committee are Messrs. Cappuccio (Chairperson), Flanzraich, Namvar and Ms. Hickenlooper.

Special Committees

In addition to the standing committees described above, in May 2016 the Board established a Demand Review Committee in response to requests from two individual shareholders that the Board investigate potential violations of law relating to food safety matters. In 2017, the scope of the Committee’s authority was broadened to also encompass a demand from a shareholder that the Board investigate potential violations of law in connection with payment card security matters. During 2019, the Demand Review Committee consisted of Messrs. Flanzraich and Cappuccio. The Committee met once in 2019 and dissolved in September 2019 after completion of its responsibilities.

2019 Director Compensation

The Compensation Committee of the Board reviews and makes recommendations to the Board on compensation provided to non-employee directors at least biennially, as required by its charter. At the request of the Committee, in May 2019, its independent compensation consultant at the time (Pay Governance) assessed the competitiveness of our non-employee director compensation program as compared to the 2019 peer group disclosed on page 41 and determined that our compensation program was below market. To be able to continue to attract strong director candidates and based on the recommendation of its independent compensation consultant, the Board approved the following changes to our compensation program for non-employee directors, which are effective for Board service after May 2019:

•

Eliminated Board and Committee meeting fees and, instead, increased the Board member cash retainer from $75,000 to $110,000 and increased the value of the annual restricted stock unit (RSU) grant from $120,000 to $150,000;

•	Adjusted Committee Chair retainers to align with peer group market practices, and instituted a Committee member retainer for the three standing Board Committees; and

•	Changed the compensation period from a calendar year basis to (May – April) to better match directors’ one-year term of office after election or re-election at each annual shareholders meeting.

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Proposal 1 (continued)

Below is a description of the revised compensation program for non-employee directors, approved in May 2019. Directors who are employees of Chipotle do not receive compensation for their services as directors. Directors also are reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings.

NON-EMPLOYEE DIRECTOR COMPENSATION	CASH RETAINER(1)	RESTRICTED STOCK UNITS(2)
Annual Director Retainer	$110,000	$150,000
Committee Chair Retainers:
Audit	$30,000
Compensation	$25,000
Nominating and Corporate Governance	$20,000
Committee Member Retainers (Excluding Committee Chair):
Audit	$15,000
Compensation	$12,500
Nominating and Corporate Governance	$10,000

Lead Independent Director	$50,000

(1)	All cash retainers are paid in arrears, on a pro rata basis, at the end of April and November.
(2)

An RSU represents the right to receive shares of our common stock upon vesting. RSUs are granted to non-employee directors on the date of our annual shareholders meeting each year. The number of shares subject to the award is based on the closing price of our common stock on the grant date.

We also have stock ownership requirements for our directors, which require each non-employee director to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. All directors then in office met this requirement as of December 31, 2019. RSUs count as shares owned for purposes of this requirement.

The compensation paid to each non-employee director who served in 2019 is set forth below. Director compensation for 2019 reflects our prior director compensation program, which included meeting fees, for the first half of 2019 and our new director compensation program, described above, for the second half of 2019. Neither Mr. Niccol nor Mr. Ells received additional compensation for their service on the Board in 2019.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	TOTAL
Albert S. Baldocchi	$130,000	$150,150	$280,150
Paul T. Cappuccio	$130,500	$150,150	$280,650
Patricia Fili-Krushel(2)	$86,040	$120,120	$206,160
Neil W. Flanzraich	$185,500	$150,150	$335,650
Robin Hickenlooper	$117,500	$150,150	$267,650
Scott Maw(2)	$87,290	$120,120	$207,410
Kimbal Musk(3)	$33,213	–	33,213
Ali Namvar	$121,750	$150,150	$271,900
Matthew H. Paull	$113,750	$150,150	$263,900

(1)

Reflects the grant date fair value under FASB Topic 718 of RSUs awarded for the equity portion of each non-employee director’s annual retainer. RSUs in respect of 210 shares of common stock were granted to each non-employee director on May 21, 2019. The RSUs were valued at $715 per share, the closing price of Chipotle common stock on the grant date. The RSUs vest on the first anniversary of the grant date, subject to the director’s continued service as a director through that date. Under the terms of the award agreements, vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following a change in control of Chipotle. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs; however, none of the directors elected this deferral option in 2019. As of December 31, 2019, Messrs. Baldocchi, Cappuccio, Flanzraich and Paull and Ms. Hickenlooper each held 460 RSUs, Mr. Namvar held 210 RSUs, and Ms. Fili-Krushel and Mr. Maw each held 168 RSUs.

(2)	Ms. Fili-Krushel and Mr. Maw joined the Board in March 2019 and received pro rata compensation for 2019.
(3)	Mr. Musk served on the Board from January through May 2019 and received pro rata compensation for 2019.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Conduct, which applies to all

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Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Chief Executive Officer and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

Chairman of the Board

During 2019, Mr. Ells, our founder, served as Executive Chairman of the Board. In March 2020, the Board appointed Brian Niccol, our Chief Executive Officer, to the additional position of Chairman of the Board and Mr. Ells relinquished that role and ceased to serve as a director. The Chairman of the Board presides at meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is appropriate at this time in our company’s growth for Mr. Niccol to serve as Chairman because his strong operational experience, extensive knowledge of the restaurant industry, and visionary and leadership skills both empower the company to execute its strategy and also focus our directors’ attention on the most critical business matters facing the company. The Board annually appoints a Lead Independent Director, whose role is described below. In addition, all Board committees are led by independent directors, executive sessions of the directors are held at each regular Board meeting and all directors are actively engaged in oversight of the company. We believe that having independent directors hold key leadership roles provides appropriate safeguards to the combined Chairman and Chief Executive Officer role.

Although we believe that combining the roles of Chairman and Chief Executive Officer is the best structure for our shareholders and the company now, if our Board (particularly the Lead Independent Director and the chairperson of the Nominating and Corporate Governance Committee) believed that a different leadership structure would be better based on the challenges and needs of the business, we would change the structure.

Lead Independent Director

Mr. Flanzraich was appointed Lead Independent Director in September 2014. The Board believes that maintaining a Lead Independent Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The responsibilities of the Lead Independent Director are contained in our Corporate Governance Guidelines and include: (i) chairing any Board meetings during executive session without employee directors present, which are held at least quarterly; (ii) consulting with the Chief Executive Officer and Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management; (iii) coordinating activities of the other independent directors and serving as a liaison between the Chairman and independent directors; (iv) calling meetings of the independent directors when determined to be necessary or appropriate; (v) reviewing and approving the agenda for each Board meeting; (vi) interviewing, along with the Chairman and the Chair and members of the Nominating and Corporate Governance Committee, candidates for director positions and making recommendations to the Nominating and Corporate Governance Committee; (vii) working in collaboration with the Chair of the Nominating and Corporate Governance Committee to complete the annual Board performance self-evaluation process; (viii) advising the Nominating and Corporate Governance Committee on the composition of Board committees and selection of committee chairs; (ix) providing leadership to the Board if circumstances arise in which the Chairman may have, or may be perceived to have, a conflict of interest; (x) considering Board succession planning matters; (xi) together with the chair of the Compensation Committee, leading the annual performance evaluation of the Chief Executive Officer; (xii) participating in shareholder outreach efforts relating to executive compensation and corporate governance matters; and (xiii) writing an annual letter to shareholders to be included in the proxy statement for our annual meeting of shareholders each year.

Board Performance Self-Evaluation Process

In consultation with the Lead Independent Director, the Chairman of the Nominating and Corporate Governance Committee oversees annual Board and committee self-assessments. The directors’ self-evaluation process includes candid, one-on-one discussions between the Committee Chair and each independent director on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. Responses and observations from this process are discussed by the full Board and form the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that this self-evaluation process best generates candid and

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real-time feedback on the efficacy of the Board and its relationship with management and considers each year whether changes in the process would be advisable.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Independent Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our Corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Our independent directors met in executive session without management present at the end of each regularly-scheduled Board meeting during 2019. The independent directors also typically hold an executive session prior to each regularly-scheduled Board meeting as well. The Lead Independent Director chaired the non-employee executive sessions of the Board held during 2019. The Board expects to continue to conduct executive sessions of the independent directors at each regularly-scheduled Board meeting during 2020, and independent directors may schedule additional sessions at their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, executive sessions are scheduled at the end of each meeting, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. Seven of the nine members of the Board are nominees for election as a director at this year’s annual meeting. Each nominee was recommended to the Board by the Nominating and Corporate Governance Committee.

The Committee considers candidates suggested by its members, other directors, senior management and shareholders. The Committee is also authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee will report directly to the Committee.

Candidate Qualifications and Considerations

The Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including each candidate’s:

•	integrity and business ethics;

•	strength of character and judgment;

•	ability and willingness to devote sufficient time to Board duties;

•	potential contribution to the diversity and culture of the Board;

•	business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;

•	independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and

•	experience on public company boards and knowledge of corporate governance practices.

These factors may be weighted differently depending on the individual being considered and the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members; however, the Board does believe that diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning Board. Accordingly, diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader

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Proposal 1 (continued)

principles such as diversity of perspective and experience) is one of many elements that will be considered in evaluating a particular candidate. Search firms with which we work to identify potential Board nominees have been instructed to specifically focus on identifying candidates who, in addition to bringing particular skills and experience to the Board, also would add to the gender and/or ethnic diversity of the Board.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”

Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2021 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 63. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials. To do so, a shareholder must comply with the proxy access provisions in our bylaws. These provisions are described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2021 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under our Proxy Access Bylaws” on page 63.

Candidate Evaluation Process

The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Independent Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also considers the results of recent

Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, the committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the Chairman, the Lead Independent Director, and the members of the Nominating and Corporate Governance Committee, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Investor Agreement Regarding Board Nominations

On December 14, 2016, we and Pershing Square Capital Management, L.P. (together with funds it advises, “Pershing Square”) entered into a letter of agreement (which we refer to as the “Investor Agreement”) regarding nominations to the Board and a number of related matters. The Investor

Agreement provided for the nominations of Ali Namvar and Matthew Paull for election to Chipotle’s Board at the 2017 and 2018 annual meetings of shareholders, a procedure for replacing Mr. Namvar with a successor director in certain cases, and specified voting obligations of Pershing Square with respect to Chipotle’s annual shareholder meetings. Pershing Square further agreed to cause the resignation of Mr. Namvar from Chipotle’s Board in the event Pershing Square’s ownership of Chipotle’s outstanding common stock falls below 5%, which occurred in February 2020. In light of Pershing Square’s reduced ownership, the Board decided that Matthew Paull would not stand for re-election, but Ali Namvar would be nominated for re-election to the Board at the annual meeting.

Under the Investor Agreement, Pershing Square is also subject to specified standstill restrictions lasting generally until a specified period after Pershing Square ceases to have any representatives serving on Chipotle’s Board. For further details regarding the Investor Agreement and related agreements, see “Certain Relationships and Related Party Transactions.”

Shareholder Engagement

Our management and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. As in prior

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Proposal 1 (continued)

years, during 2019 we conducted outreach calls with our largest shareholders. Before we filed our proxy statement for our 2019 annual meeting, we reached out to shareholders holding 58% of our outstanding common stock to solicit their feedback generally and, after we filed our proxy statement, we reached out again to shareholders holding almost 50% of our outstanding common stock. We also reached out to all of our shareholders that presented proposals for consideration at the annual meeting to discuss their proposals and our existing policies and practices and our investor relations team reached out to the investment managers of our largest shareholders. During these discussions, we discussed a wide range of topics including, among others, sustainability and corporate social responsibility, executive compensation, diversity, corporate governance, business strategy and historical financial performance. Overall, these exchanges were candid and constructive. Most of our engagement has been in person or via telephone, and Chipotle participants varied depending on the topics the shareholders wanted to discuss and included directors and members of our executive leadership team. The Board or members of the appropriate Committee were updated about the discussions and considered any actions to be taken in response. The table below generally summarizes our engagement process.

ENGAGEMENT CHANNEL	TIMING/ FREQUENCY	CHIPOTLE PARTICIPANTS	DISCUSSION TOPICS	OUTCOMES
Annual meeting-related and issue-based engagement	Early in year, usually after fourth quarter and fiscal year earnings are announced and before our first quarter Board meeting	Depending on the agenda, representatives of our Investor Relations, Corporate Secretary, Governance and Compensation & Benefits functions, and/or our Lead Independent Director, Chairs of the Compensation and Nominating & Corporate Governance Committees may participate

•   Executive compensation, including award design & performance metrics

•   Equity plan parameters

•   Board composition, refreshment, nomination & election procedures and related matters

•   Corporate governance

•   Sustainability, environmental, human capital and diversity matters

•   Adjustments to overall quantum of executive compensation, in certain instances

•   Revisions to incentive award designs from year to year

•   Publication of comprehensive sustainability report

•   Adoption of enhancements to Lead Independent Director role

•   Enhanced proxy statement disclosures around Board skills, recruitment and related matters

•   Implementation of proxy access

Investor meetings and conferences	Throughout the year (meetings with investors at company or investor offices, at analyst-sponsored conferences	Senior Management and Investor Relations	• Company strategy • Financial results and outlook	• Enhanced investor understanding of our business and strategy • Understanding of financial metrics and other disclosures that are most meaningful to investors
Earnings calls	Quarterly and special calls from time to time	Senior Management and Investor Relations	• Company strategy • Financial results and outlook	• Enhanced investor understanding of our business and strategy • Understanding of financial metrics and other disclosures that are most meaningful to investors

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Proposal 1 (continued)

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 62.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing committees exercise an oversight role with respect to risk issues facing our company. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Role in Risk Oversight
Board of Directors

• Oversees with management the Company’s strategic plans, operating performance, senior management development, risk assessment and mitigation, sustainability and shareholder returns

• Regular review and analysis with management of most significant business risks as identified by the Board, the Audit Committee, and/or management

• Oversees succession planning process for our CEO and other executive officers

Role in Risk Oversight
Audit Committee

• Oversees our risk management framework and the process for identifying, assessing and monitoring key business risks

• Oversees assessment of significant and emerging risks and the actions taken by the Company to monitor and mitigate such risks and implement risk mitigation plans

• Discusses with management, our internal auditors and independent auditors major financial, operating and other risk exposures, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures

• Oversees compliance with legal and regulatory requirements and the Company’s Code of Ethics and whistleblower reporting process and reviews reports on our global compliance hotline calls

• Oversees financial risks, including risks relating to key accounting policies

• Reviews internal controls with management and evaluates the performance of the internal audit function

• Evaluates and oversees related person transactions

• Meets regularly with representatives of the independent auditors and evaluates the performance of the independent auditor and lead audit partner

Compensation Committee

• Oversees risks relating to our compensation programs

• Employs an independent compensation consultant to assist in reviewing compensation programs, including potential risks created by the programs

• Directly, or with the full Board, reviews periodically with the Chairman and CEO the succession planning process related to positions held by executive officers of the Company

Nominating and Corporate Governance Committee

• Oversees risks relating to corporate governance matters and processes

• Oversees compliance with key corporate governance documents, including our Corporate Governance Guideline

• Oversees the annual process of evaluating the performance of the Board and each Committee

• Oversees the Company’s policies and programs relating to social responsibility, corporate citizenship and public policy issues significant to the Company

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Proposal 1 (continued)

Board Leadership Structure and Risk Oversight

Our current Board leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Independent Director, Board committees led by independent directors, executive sessions of the directors at each regular Board meeting and active engagement by all directors. We believe that having independent directors hold key leadership roles provides appropriate safeguards to the combined Chairman and Chief Executive Officer role and facilitates the oversight of risk by combining independent leadership with an experienced Chairman who has intimate knowledge of our business, industry and challenges. The experience and operating expertise that our Chairman and Chief Executive Officer brings to the Board, combined with the independent leadership of our Lead Independent Director, allow the Board to promptly identify and raise key risks, hold special meetings of the Board when necessary to address critical issues, and focus management’s attention on areas of concern. Additionally, the Board’s independent committees, or the independent directors as a whole, can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.

Sustainability and Corporate Responsibility

From our early commitment to Food With Integrity, to our mission to Cultivate a Better World, we are committed to providing leadership in the area of sustainable business practices. In 2019 we continued our impact in the areas of Food & Animals, People and the Environment. Our Animal Welfare program continues to pave the way for responsible meat and dairy purchasing, most recently receiving and A+ from the Humane Society of the United States and an A in the NRDC Antibiotic Scorecard- both the highest score for any restaurant. We increased both the total pounds of local produce and the number of local growers significantly in 2019, furthering our commitment to locally sourced ingredients. We made a significant investment in the future of farming with our brand efforts around Young Farmers in 2019, donating over a half a million dollars to help ensure the future of real food. We increased our premiums for young farmers within our network and created a Seed Grant program for young farmers in partnership with the National Young Farmers Coalition, awarding over 50 young farmers a grant to keep their farms up and running. We expanded our Employee Assistance Program to all employees and their families, allowing access to quality mental health care for all 83,000 employees and their families. In 2019, we doubled our parental leave policy, allowing new moms and dads to spend more time transitioning to parenthood. We continue to make significant and innovative progress towards our public goal of 50% landfill diversion by the end of 2020. In 2019 we increased our diversion by 5%, keeping over 47% of all the waste we produce out of the landfill and into recycling or compost programs. We also donated over 289,000 pounds of food to those in need in our communities. We expanded our innovative “Gloves to Bag” program, which upcycles our used plastic gloves into our waste bags. We are also committed to transparency surrounding our sustainability progress, publishing a full GRI certified Sustainability Report every two years with a substantial report update in the years in between. Our most recent report and updates are available at www.chipotle.com/sustainability.

Prohibition on Hedging and Pledging

We prohibit our directors, executive officers and certain employees who have access to material, nonpublic information about our business, from hedging any shares of Chipotle stock, holding shares of Chipotle stock in a margin account or otherwise pledging shares of Chipotle stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	21

Proposal 2

An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say-on-pay votes at each year’s annual meeting until at least the next shareholder vote on the frequency of say-on-pay votes in 2023.

Executive Compensation Disclosures

Detailed discussion and analysis of our executive compensation begins on page 36. See, in particular, the disclosures under “Executive Officers and Compensation – Compensation Discussion and Analysis – Executive Summary” for a concise description of shareholder outreach in which we’ve engaged in regards to the compensation of our executive officers, compensation decisions the Compensation Committee made for 2019, and measures we’ve taken to ensure that executive compensation is aligned with company performance and the creation of shareholder value.

Say-on-Pay Resolution

The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the say-on-pay proposal.

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Proposal 3

Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2020 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the committee’s appointment of Ernst & Young as independent auditors. If shareholders do not ratify the appointment of Ernst & Young, the committee will reevaluate the appointment. Even if the selection is ratified, the committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2020 if it determines that such a change would be in the best interests of Chipotle and our shareholders.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the committee in deciding whether to retain include:

•

Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

•	the quality and candor of Ernst & Young’s communications with the committee and management;

•	Ernst & Young’s independence;

•

the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms; and

•

the appropriateness of Ernst & Young’s fees, tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020, is in the best interests of Chipotle and our shareholders.

The Audit Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the committee’s instruction, Ernst & Young will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management makes a recommendation to the committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the committee, individually and/or as a group, will interview the leading candidate, and the committee then considers the appointment and approves the selection as a committee. A new lead engagement partner was appointed for the 2019 audit and the next change in lead engagement partner after the current five-year rotation period is expected to occur for the 2024 audit.

The Audit Committee has adopted a policy which sets out procedures that the company must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “– Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2019 and 2018 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent auditors.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	23

Proposal 3 (continued)

Ernst & Young has served as our independent auditors since 1997. Representatives of Ernst & Young are expected to attend the virtual annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2019 and 2018 were:

Fees for Services	2019	2018
Audit Fees(1)	$1,117,526	$1,144,002
Audit-Related Fees	—	—
Tax Fees(2)	119,480	19,960
All Other Fees	20,605	—
Total Fees	$1,257,611	$1,163,962

(1)

Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for tax consulting and advisory services.

The Audit Committee and the Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2019, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2019 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by Auditing Standards 1301, Communication with Audit Committees and matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Paul Cappuccio

Robin Hickenlooper

Scott Maw

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy requires the Audit Committee to pre-approve all audit, review and attest engagements, either on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service

24	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Proposal 3 (continued)

basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	25

Shareholder Proposals

Shareholders have submitted the following proposals, which will be voted on at our annual meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. We do not believe that certain assertions in these shareholder proposals about Chipotle are correct, but we have not attempted to refute all of these inaccuracies. Our Board of Directors has recommended a vote against each of these proposals for the reasons set forth following each proposal.

Proposal 4 – Share Buybacks and Share Retention

The Comptroller of the City of New York has notified us that it intends to submit the following proposal at the Annual Meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Comptroller of the City of New York has indicated that it beneficially owns approximately 33,000 shares of our common stock. We will provide their address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.

Share Buybacks and Share Retention

RESOLVED: Shareholders of Chipotle Mexican Grill, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (“Committee”) to disclose if, and how, it seeks to require that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age.

In its discretion, the Committee may wish to consider:

•	Defining normal retirement age based on the Company’s qualified retirement plan with the largest number of participants,

•	Adopting a share retention requirement of at least 25 percent of net after-tax shares awarded, and

•	Whether this supplements any other share ownership requirements that have been established for senior executives.

This policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from equity compensation plans. Our proposal seeks to better link executive compensation with long-term performance by requiring meaningful retention of shares senior executives receive from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age, regardless of when the CEO actually retires, will better align the interests of executives with the interests of shareholders and the Company. In addition, when company senior executives sell their shares during a share buyback, it sends a mixed message to shareholders-on one hand, the board is saying that the company stock is undervalued enough to make the buyback worthwhile while management is saying it is valued highly enough to be worth selling.

In our opinion, the Company’s current share ownership guidelines for senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

For example, our Company’s share ownership guidelines require its CEO to hold 31,000 shares. Our Company granted CEO Brian Niccol equity awards in the amount of 30,141 shares in 2018 coupled with the 2019 grants easily enabled him to satisfy the share ownership requirement. Without stronger retention requirements, the CEO is generally free to sell any additional equity awards granted. We believe that requiring executives to retain a portion of all annual stock awards provides incentives to avoid short-term thinking and to promote long-term shareholder value.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors recommends a vote AGAINST this proposal because it is not necessary, would not provide any additional benefit to our shareholders and could negatively impact our ability to attract and retain talent.

26	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Shareholder Proposals (continued)

Requiring that our executive officers retain at least 25% of shares they receive each year until reaching normal retirement age would be burdensome to our executives and place undue restrictions on our Compensation Committee’s ability to design a compensation program that drives long-term value for the company. Currently, a significant portion of our executive officers’ total compensation is variable and paid in the form of a performance-based cash bonus and long-term incentive (“LTI”) equity awards, which do not fully vest until three years after the grant date. For example, our CEO’s compensation for 2019 was 38% cash and 62% equity. We believe that our focus on performance-based compensation and LTI awards that are earned and increase in value only if our stock price increases is the best way to incentivize our executives to build sustained shareholder value. Our Board believes that our existing compensation elements already align our executive compensation to long-term shareholder value and that requiring executives to hold our shares until retirement – regardless of the value of their existing stock ownership – would be unnecessarily burdensome to the executive and not provide additional incentive. The proposed policy also is not consistent with current market practices and our Board believes that implementation of this policy would negatively affect our ability to retain and attract high-performing executives.

Our robust stock ownership guidelines already require that our executive officers hold significant amounts of our shares. We require our executive officers to hold shares of our common stock at least equal to a multiple of their base salary –

•	Chief Executive Officer – seven times

•	Chief Financial Officer – four times

•	Other Executive Officers – three times

See the section titled “Executive Stock Ownership Guidelines” on page 48.

In addition, our policies prohibit our executive officers from entering into transactions designed to minimize the risk of owning our shares, including hedging Chipotle stock, pledging their shares as collateral for loans or holding shares in a margin account.

Our Board of Directors believes that our executive compensation program, together with our stock ownership guidelines and other policies, effectively align the interests of our executive officers with the creation of long-term shareholder value and that this proposal is not necessary.

Our Board of Directors recommends a vote AGAINST Proposal 4.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	27

Shareholder Proposals (continued)

Proposal 5 – Independent Chair

The Service Employees International Union Pension Plans Master Trust (the “Trust”) has notified us that it intends to submit the following proposal at the annual meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Trust has indicated that it beneficially owns 867 shares of our common stock. We will provide their address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.

Shareholder Proposal – Independent Chair

RESOLVED: Shareowners of Chipotle Mexican Grill, Inc. (“Chipotle”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the chair of the board to be an independent director. This policy should apply prospectively so as not to violate any contractual obligation. The policy should provide that (i) if the board determines that a chair who was independent when selected is no longer independent, the board shall select a new chair who satisfies the policy within 60 days of that determination; and (ii) compliance with this policy is waived if no independent director is available and willing to serve as chair.

SUPPORTING STATEMENT:

Chipotle’s board is chaired by Steve Ells, its founder and former chief executive officer (CEO). Ells was replaced as CEO in 2017 after two years of unsuccessful efforts to regain consumer trust following numerous high-profile food safety incidents, including e. coli outbreaks. In our view, a founder and former CEO, especially one who stepped down under these circumstances, should not be leading Chipotle’s board.

Empirical evidence suggests that an independent board chair is associated with more robust oversight and better performance. A 2012 GMI study found that companies with independent board chairs paid less in CEO compensation and were more likely to be rated “aggressive” in GMI’s Accounting and Governance Risk model. Five-year shareholder returns at companies that separated the CEO and chair roles also outperformed companies with a unified structure by 28%, the study found.1

An independent chair may promote more effective management of change and dissent. A 2011 study concluded that retaining a prior CEO as board chair suppresses strategic change and prevents large performance improvements.2 In a recent survey by PwC, directors of companies with a non-executive chairman or lead independent director were less likely to say that “it is difficult to voice a dissenting view” in the boardroom.3

Prominent institutional investors support independent board leadership. For example, Norges Bank Investment Management states that the board should be chaired by an independent director, and CalPERS’ Governance and Sustainability Principles recommend an independent chair in all but “very limited circumstances.”

The Council of Institutional Investors’ corporate governance policies favor independent board chairs.

We believe that independent board leadership would be particularly constructive at Chipotle, given its continued struggles with food-borne illness. A 2018 outbreak in Ohio was the largest yet, sickening hundreds, and officials identified a type of bacterium found in food stored at the wrong temperature as the culprit.4 In April 2019, Chipotle disclosed receiving several subpoenas related to that outbreak and others, leading to a 6% stock price drop.5 More robust board oversight could help keep food safety a high priority, including ensuring that compensation incentives do not encourage cost reductions or human capital management practices that undermine food safety objectives.

We urge shareholders to vote for this proposal.

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[1]	https://corpgov.law.harvard.edu/2012/07/13/the-costs-of-a-combined-chairceo/2
[2]	https://media.terry.uga.edu/socrates/publications/2013/07/QuigleyandHambrick2012_CEORetention Chair2.pdf
[3]	https://www.pwc.com/us/en/services/governance-insights-center/assets/pwc-2019-annual-corporate-directors-survey-full-report-v2.pdf.pdf, at 8
[4]	https://www.npr.org/2018/08/17/639465193/chipotle-to-retrain-employees-after-latest-outbreak-of- food-poisoning; https://www.foodbeast.com/news/chipotle-ohio-outbreak-worst/
[5]	https://www.cnbc.com/2019/04/25/chipotles-stock-drops-6percent-after-disclosing-subpoena-related- to-2018-illness-incident.html; Filing on Form 10-Q filed on Apr. 4, 2019, p. 13.

Shareholder Proposals (continued)

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors recommends a vote AGAINST this proposal.

This proposal seeks to permanently separate the roles of Chairman of the Board and Chief Executive Officer, which our Board believes is unnecessarily rigid and will not serve the interests of shareowners over time. Given the competitive environment in which we operate, the Board believes that the optimal leadership structure may vary based on the unique circumstances and challenges confronting the Board and company at any given time. Under our Corporate Governance Guidelines, our directors elect a Chairman of the Board each year and, at that time, they evaluate which director possesses the individual skills and experiences that are needed to be an effective Chairman. The Board has deep knowledge of our strategic goals, the unique opportunities and challenges we face, and the various capabilities of our directors and senior management and is therefore best positioned to determine the most effective leadership structure to protect and enhance long-term shareholder value.

In appointing Brian Niccol as our Chief Executive Officer in March 2018 and then as Chairman of the Board in March 2020, the Board took into consideration the following key factors:

•

Having one clear leader serving as both Chairman and CEO creates certain synergies and efficiencies that enhance the Board’s ability to effectively oversee the business and also benefit from management’s perspective on the Company’s strategy and operations.

•

Mr. Niccol’s operational experience, extensive knowledge of the restaurant industry, vision and leadership skills both empower the Company to execute its strategy and also focus Directors’ attention on the most critical business matters.

•	A combined Chairman and CEO role creates one unified voice that can effectively communicate with various internal and external constituencies and provides unified leadership during a period of significant transformation and growth within the Company.

•

A Lead Independent Director with clear responsibilities outlined in our Corporate Governance Guidelines provides strong, independent leadership for the Board and serves as a liaison between the independent directors and management.

Our Board also believes that our overall leadership structure provides an effective balance between strong company leadership and appropriate oversight and accountability by the independent directors. Our current Board leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Independent Director, Board committees led by independent directors, executive sessions of the directors at each regular Board meeting and active engagement by all directors. We believe that having independent directors hold key leadership roles provides appropriate safeguards to the combined Chairman and Chief Executive Officer role. This is supported by the PwC survey reference included in the proposal, which equates a non-executive chair and lead independent director with respect to facilitating candidate discussions amongst the Board.

Although we believe that combining the roles of Chairman and Chief Executive Officer is the best structure for our shareholders now, if our Board believed that a different leadership structure would be better based on the challenges and needs of the business, we would change the structure. Under the Company’s Corporate Governance Guidelines, the Board retains the flexibility to separate or combine the roles as they deem best for the shareholders and the company. We believe the flexibility to modify leadership of the Board based on current needs has served the Company well. This proposal would eliminate the Board’s flexibility.

Our Board of Directors recommends a vote AGAINST Proposal 5.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	29

Shareholder Proposals (continued)

Proposal 6 – Report on Employment-Related Arbitration

The Comptroller of the State of New York has notified us that it intends to submit the following proposal at the annual meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Comptroller of the State of New York has indicated that it beneficially owns 51,557 shares of our common stock. We will provide their address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.

Shareholder Proposal – Report on Employment-Related Arbitration

RESOLVED that shareholders of Chipotle Mexican Grill, Inc. (“Chipotle”) urge the Board of Directors to report to shareholders, at reasonable cost and omitting confidential and proprietary information, on the use of contractual provisions requiring employees of Chipotle to arbitrate employment-related claims. The report should specify the proportion of the workforce subject to such provisions; the number of employment-related arbitration claims initiated and decided in favor of the employee, in each case in the previous calendar year; and any changes in policy or practice Chipotle has made, or intends to make, as a result of California’s ban on agreeing to arbitration as a condition of employment.

SUPPORTING STATEMENT

In recent years, public attention has focused on the use by companies of agreements requiring employees to pursue employment-related claims, including sexual harassment claims, through arbitration. High-profile sexual harassment cases involving Fox News, Google and Uber highlighted the impact of these agreements. A robust public debate has ensued, including responses by legislators, regulators and state attorneys general.

Mandatory arbitration precludes employees from suing in court for wrongs like wage theft, discrimination and harassment, and requires them to submit to private arbitration, which has been found to favor companies and discourage claims. Sexual harassment is an urgent concern in the fast food industry – a 2016 study found that 40% of female fast-food employees had been sexually harassed-and press reports indicate that sexual harassment and assault claims have been brought against Yum chains Pizza Hut, Taco Bell and KFC. Wage theft from low-wage employees is widespread; a study estimated that wage theft costs low-wage workers in three large U.S. cities $3 billion per year.1

A bill to end mandatory arbitration of sexual harassment claims bill passed in the U.S. House of Representatives in September 2019, and 56 state and territorial attorneys general voiced support for it. A 2019 article characterized the “movement to end forced arbitration” as having “swept Silicon Valley/’ with employee walk-outs and company policy changes.2 California recently banned the practice of requiring arbitration agreements as a condition of employment and Washington State enacted a law in 2018 invalidating contracts requiring arbitration of sexual harassment or assault claims.

Finally, because arbitration is private and contractual, arbitrating employment-related claims can allow a toxic culture to flourish, increasing the severity of eventual consequences and harming employee morale. Confidentiality provisions can prevent an employee’s lawyer from using knowledge of wrongdoing to identify other victims.

The information sought in this Proposal would allow shareholders to assess the risks posed by the use of mandatory arbitration of employment-related claims.

We urge shareholders to vote for this Proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors recommends a vote AGAINST this proposal.

We are committed to preventing sexual harassment in our workplace and ensuring a safe workplace for all employees, but our Board does not believe that the report requested by this proposal furthers this commitment. The Board and the company’s management team are responsible for exercising their expertise and best judgment in managing the company’s operations. In fulfilling that duty, we regularly evaluate our employment policies and practices,

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[1]	See https://www.supremecourt.gov/opinions/17pdf/16-285_q81l .pdf#page=32, Dissent, at 26- 27.
[2]	https://www.sfchronicle.com/business/article/California-has-a-new-law-against-mandatory- 14511832.php

Shareholder Proposals (continued)

monitor employee welfare, solicit advice from appropriate subject matter experts, and report to the Board on legal proceedings and our human capital management. The Board believes that the report requested by this proposal is not only unnecessary given the company’s existing practices, but also would be costly, potentially misleading and distracting to both the Board and management with no practical benefit to the company.

In addition, the Board believes that it is neither necessary nor in the best interests of shareholders to encourage the company’s shareholders to provide direct supervision over routine operational matters. There can be benefits to all parties utilizing arbitration to resolve employment-related disputes, including privacy, speed of resolution, the informal nature of the proceeding and location and the fact that the complainant is not required to testify in a public court. We believe arbitration is not suitable for all disputes, and our Board believes that management is in the best position to assess which forum is most suitable based on the specific facts and circumstances of each matter. We regularly weigh all relevant factors in determining whether to proceed in arbitration or in court. The report required by the proposal would not provide sufficient details (and it would be difficult for us, within confidentiality constraints, to provide sufficient details) to allow shareholders to meaningfully assess and evaluate our processes regarding arbitration of employment-related claims.

The California law referred to in the proposal has been stayed by a federal district court and is not currently in effect. If implemented, we will of course comply with any applicable federal, state and/or local laws that limit or prohibit arbitration of employment-related claims.

Our Board of Directors recommends a vote AGAINST Proposal 6.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	31

Shareholder Proposals (continued)

Proposal 7 – Shareholder Right to Act by Written Consent

James McRitchie and Myra Young (the “Shareholder Proponents”) have notified us that they intend to submit the following proposal at the annual meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Shareholder Proponents have indicated that they beneficially own at least 10 shares of our common stock. We will provide their address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.

Shareholder Right to Act by Written Consent

Resolved, Chipotle Mexican Grill, Inc. (“CMG” or “Company”) shareholders request our board of directors undertake steps as necessary to permit written consent by shareholders entitled to cast the minimum number of votes necessary to authorize action at a meeting at which all shareholders entitled to vote were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent consistent with applicable law, including the ability to initiate any topic for written consent consistent with applicable law.

Supporting Statement:

Shareholder rights to act by written consent and special meetings are often complimentary ways to bring urgent matters to the attention of management and shareholders outside the annual meeting cycle.

Many boards and investors assume a false equivalency between rights of written consent and special meetings. However, any shareholder, regardless how many (or few) shares she owns, can seek to solicit written consents on a proposal.

By contrast, calling a special meeting may require a two-step process. A shareholder who does not own the minimum shares required must first obtain the support of other shareholders. Once that meeting is called, the shareholder must distribute proxies asking shareholders to vote on the proposal to be presented at the special meeting. This two-step process can take more time and expense than the one-step process of soliciting written consents, especially at our Company, which allows only investors with 25% of outstanding shares to call a special meeting, instead of 10%, as allowed by many companies.

Blackrock’s proxy voting guidelines for 2019 include the following:

“In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to solicit votes by written consent provided that: 1) there are reasonable requirements to initiate the consent solicitation process (in order to avoid the waste of corporate resources in addressing narrowly supported interests); and 2) shareholders receive a minimum of 50% of outstanding shares to effectuate the action by written consent.”

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67% support at both Allstate and Sprint. More recently, the topic won majority votes at Gillead Sciences, Newell Brands, Determine, Sentinel Energy, Flowserve, JetBlue, United Rentals, Capital One, Cigna, Applied Materials Nuance Communications, and others.

Our Company should join the hundreds of major companies that enable shareholders to act by written consent.

Increase Shareholder Value

Vote for Right to Act by Written Consent – Proposal 7

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors recommends a vote AGAINST this proposal because it believes that matters that are sufficiently important to require shareholder approval should be communicated in advance and that all shareholders should have the opportunity to consider and vote on them. The Board believes that action presented for a vote at an annual or special meeting advances the interests of shareholders more than action by written consent. Annual or special shareholders meetings offer important protections and advantages that are absent from the written consent process, including:

•	all shareholders have the opportunity to openly express views on proposed actions and to participate in the meeting and the shareholder vote;

•	the meeting and the shareholder vote occur in a transparent manner, at a date and time publicly announced in advance of the meeting;

•	accurate and complete information about the proposed shareholder action is widely distributed in the proxy

32	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Shareholder Proposals (continued)

statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action; and

•	the Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a shareholder meeting.

By contrast, the written consent process is less transparent and less democratic. Adoption of the proposal would make it possible for shareholders owning slightly over 50% of our outstanding common stock to take significant corporate action without any prior notice to the company, the Board or other shareholders, and without giving all shareholders an opportunity to consider, discuss and vote on the actions – actions that may have important ramifications for both the company and its shareholders. A written consent could effectively disenfranchise any shareholders who do not have, or are not given, the opportunity to participate in the written consent process. We believe that shareholders should have an opportunity for fair discussion and to exchange views with the Board before shareholder action is taken.

Our Board also believes that our existing corporate governance practices, which the Board regularly reviews and adjusts as necessary to maintain leading governance policies, already give shareholders an effective voice in our practices and make this proposal unnecessary:

•

Under our Bylaws, shareholders holding 25% or more of our shares may call a special meeting and present matters for a vote by all shareholders, which is a more transparent and equitable process for shareholders than the written consent process. Coalitions of investors wanting to act by written consent (as suggested in the proposal) could instead simply call a special meeting and allow for constructive deliberation and voting at the special meeting.

•	Our Bylaws provide for “proxy access,” which allows eligible shareholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates.
•

We have an extensive shareholder engagement process that allows shareholders to bring matters to the attention of the Board and management outside of the annual meeting process. See the section titled “Shareholder Engagement” on page 18.

In addition, our strong corporate governance practices enhance Board accountability and protect the rights of shareholders, including:

•	Annual election of all directors;

•	Majority vote standard to elect directors;

•	Election by the independent directors of the Lead Independent Director who has a clearly defined and robust role;

•	Our director share ownership requirement;

•	Annual advisory vote to approve executive compensation;

•	No supermajority voting provisions; and

•	Our shareholders’ right to directly communicate with and raise concerns to the Board or an individual director.

In summary, our Board believes that the implementation of this proposal is not in the best interests of shareholders nor of the company and is unnecessary, given the ability of shareholders to call special meetings and the company’s strong corporate governance practices and policies. In addition, if adopted this proposal would circumvent the protections, procedural safeguards and advantages provided to all shareholders by shareholder meetings.

Our Board of Directors recommends a vote AGAINST Proposal 7.

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Executive Officers and Compensation

EXECUTIVE OFFICERS

In addition to Brian Niccol, our Chief Executive Officer, whose biography is included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 1, 2020, are as follows:

EXECUTIVE OFFICERS

Marissa Andrada, 52, was appointed Chief People Officer in April 2018. Prior to joining Chipotle, Marissa was Senior Vice President of Human Resources & Chief Human Resources Officer at Kate Spade & Company, a fashion company, from July 2016 through October 2017, and Senior Vice President of Partner Resources for Starbucks Corporation, a global coffee roaster and retailer, from November 2010 to March 2016. Prior to Starbucks, she served as Senior Vice President of Human Resources at GameStop Corporation and Head of Human Resources at Red Bull North America. Marissa holds a Masters of Business degree from Pepperdine University.

Scott Boatwright, 47, was appointed Chief Restaurant Officer in May 2017, and shortly thereafter assumed direct accountability for all restaurant operations. Prior to Chipotle, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Sr. Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. Scott holds an MBA from the J. Mack Robinson College of Business at Georgia State University.

Chris Brandt, 51, was appointed Chief Marketing Officer in April 2018. Prior to joining Chipotle, Chris was Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc., a casual dining company, from May 2016 through December 2017; Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., a global restaurant company, from May 2013 to May 2016; and Senior Director and Vice President of Marketing for Taco Bell from November 2010 to May 2013. Chris holds an MBA from the Anderson School at UCLA.

Curt Garner, 50, was appointed Chief Technology Officer in March 2017. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer, and prior to that had worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in economics from The Ohio State University.

John R. (Jack) Hartung, 62, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees supply chain, real estate and development and Chipotle’s European operations. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s Corp., a quick serve restaurant company, where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Laurie Schalow, 52, has served as Chief Corporate Reputation Officer since August 2017. Prior to joining Chipotle, Laurie served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, PR, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. Laurie holds an MBA from Case Western Reserve and Wayne State University. She currently serves on the Board of Directors for The Muhammad Ali Center.

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Executive Officers and Compensation (continued)

Roger Theodoredis, 61, was appointed Chief Legal Officer and General Counsel in October 2018. Prior to joining Chipotle, Roger was General Secretary of Danone North America, with responsibility for legal, public affairs, communications, scientific affairs and corporate security. He previously served as Executive Vice President, General Counsel and Corporate Secretary of The WhiteWave Foods Company, a food and beverage company, until its acquisition by Danone, S.A. in April 2017, having been appointed as General Counsel of WhiteWave Foods in 2005. Prior to joining WhiteWave Foods, Roger served as Division General Counsel for Mead Johnson Nutritionals, a subsidiary of Bristol Myers Squibb, and in a number of legal roles for Chiquita Brands International. Roger holds a J.D. from Boston University School of Law.

Letter from the Compensation Committee of our Board of Directors

Dear Fellow Shareholder,

2019 was an exceptional year for Chipotle. We launched Chipotle Rewards, which was one of the fastest growing restaurant loyalty programs in history with more than 8.0 million members by year end; introduced several popular new menu items, including Carne Asada and Lifestyle Bowls; increased our digital business 90.3% year over year to reach $1.0 billion in sales; and opened 140 new restaurants (including two relocations). This strong operational performance led to outstanding financial results for 2019 compared to 2018, including:

•   Revenue growth of 14.8%, which is revenue of $5.6 billion

•   Comparable restaurant sales increase of 11.1%, which includes 7.0% comparable restaurant transactions growth

•   Digital sales increased 90.3% and accounted for 18% of total sales

•   Restaurant level operating margin increased to 20.5%, an increase of 180 bps

This strong operating and financial performance drove an increase in shareholder value in 2019 of $11.6 billion, as measured by the increase in our market capitalization from December 2018 to December 2019. During 2019, our stock price increased 93.9%, which was 66% above the return of the S&P 500. We congratulate Brian Niccol, our CEO, and the rest of the executive leadership team for another outstanding year! Given our focus on performance-based compensation, the company’s strong performance in 2019 translated to a corresponding strong payout under our incentive plans. Under our 2019 annual incentive plan, our named executive officers earned a cash bonus equal to 215% of their target awards and our 2017 PSU vested at a 244% payout.

As in prior years, during 2019 and early 2020 we conducted outreach calls with shareholders that collectively own over 50% percent of our outstanding shares to solicit their feedback on our executive compensation program, corporate sustainability, corporate governance and other topics important to them. At our 2019 annual meeting, we received 72% support from our shareholders on our say-on-pay vote with respect to our 2018 compensation programs. During our outreach calls with shareholders, we discussed the reasons for the lower than usual shareholder support and took those concerns into account in developing our 2020 executive compensation plans. We would like to extend our thanks to the shareholders with whom we spoke for their insights and candor, and we look forward to continuing to have an open dialogue.

Our say-on-pay proposal is Proposal 2, and our Board recommends that you vote “FOR” this proposal. In the “Compensation Discussion and Analysis” section that follows, we have outlined further details about our compensation philosophy and decisions, which we believe clearly link compensation to performance and align the interests of our management with our shareholders. We have great confidence in the abilities of our executive leadership team to further enhance shareholder value and continue to grow the company.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	35

Executive Officers and Compensation (continued)

In March 2020, we bid farewell to Steve Ells, our visionary founder and former Executive Chairman and Chief Executive Officer. Steve not only created a new and successful brand, but also revolutionized casual dining in 1993 with the introduction of Chipotle and the concept of food with integrity. We are grateful for all that Steve has done for Chipotle, including helping build and guide the current leadership team, and for his service as Executive Chairman during the last two years and we wish him success in all his future endeavors.

Neil Flanzraich, Lead Independent Director and Chair of the Compensation Committee

Patricia Fili-Krushel

Ali Namvar

Matthew Paull

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the objectives and principles underlying our executive compensation program, outlines the material elements of the compensation of our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three other most highly compensated executive officers for the year ended December 31, 2019 (the “named executive officers” or “NEOs”), and explains the Compensation Committee’s determinations as to the compensation of our NEOs for 2019. In addition, this CD&A is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear after the narrative section.

Executive Summary

Our 2019 NEOs and their current positions are:

•	Brian Niccol, Chairman and CEO

•	Jack Hartung, CFO

•	Curt Garner, Chief Technology Officer (CTO)

•	Scott Boatwright, Chief Restaurant Officer (CRO)

•	Chris Brandt, Chief Marketing Officer (CMO)

Performance Overview for 2019

FINANCIAL	STRATEGIC	OPERATIONAL
+14.8% revenue year-over-year	98% Restaurants with delivery and pick up capability	140 new restaurants opened
+11.1% comparable restaurant sales growth	90% Growth in digital sales	35% Reduction in turnover

In 2019 we made significant strides in strengthening operations, gaining momentum in digital sales and creating stability in restaurant employment, all of which translated into the creation of significant shareholder value. Key highlights for 2019 include:

Financial

•	Increased revenue to $5.6 billion, an increase of 14.8% from 2018

•	Strengthened restaurant level operating margin to 20.5%, an improvement from 18.7% in 2018

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Executive Officers and Compensation (continued)

•	Grew comparable restaurant sales by 11.1%, net of 20 bps from loyalty deferral, which included 7.0% comparable restaurant transactions growth

•	Grew digital sales from out-of-restaurant orders, including delivery orders, to 18.0% of total sales, an increase of 90.3% from 2018

Strategic

•	Expanded our delivery capabilities to over 98% of our restaurants and built digital order pick-up lanes, which we call “Chipotlanes,” in 57 restaurants during the year

•	Launched our “Behind the Foil” advertising campaign, which showcased our real ingredients, fresh food and the culinary skills of our team members in action

•	Launched a new loyalty program, Chipotle Rewards, that had more than 8 million members by year end

•

Continued to enhance our food safety practices, including continuous improvement processes, implementation of quarterly training for all crew members, and planning for improved sanitation of food preparation equipment

•	Launched several innovative menu items, including our digital only Lifestyle Bowls and Carne Asada, a premium seasoned steak

Operational

•	Opened 140 new restaurants, bringing our total to 2,622

•

Received numerous awards and recognition, including from Forbes (one of the Best Employers for Diversity) and Fortune (on the annual list of World’s Most Admired Companies) and we were included in the 2020 Bloomberg Gender-Equality Index

•	Offered industry leading employee benefits, including tuition assistance and debt-free degrees, medical, mental health and financial wellness benefits

The company’s strong operating performance in 2019 translated into $11.6 billion of increased shareholder value over 2019, as measured by the increase in our market capitalization and a 93.9% return to shareholders. This total shareholder return (TSR) was the highest among our peer group and well above the S&P 500 at 31.5%.

Pay for Performance Impact in 2019

Consistent with the company’s strong performance in 2019, the performance-based cash annual incentive plan (AIP) paid out at 215% of target for our NEOs. In addition, the performance share units (PSUs) granted in 2017, which were eligible to vest only if and to the extent that the three-year absolute stock price increase and comparable restaurant sales growth goals were achieved, paid out at 244.52% of target, buoyed by our strong financial performance in 2019, which was the last year of the three-year performance period.

Aligned with our performance-driven compensation philosophy, for 2019, the Committee allocated a significant portion of our executive officers’ total compensation to variable, performance-based pay elements (AIP and long-term equity incentive (LTI) plan). Within our LTI plan, executive officers received 60% of grant value in PSUs and 40% in stock-only stock appreciation rights (SOSARs). As discussed in further detail below, during 2019, the Committee also granted to the executive officers a one-time performance-based transformation equity award (Transformation PSUs) as part of the 2019 LTI plan, which is intended to reward the achievement of strategic business initiatives that are designed to position the company for long-term growth.

Shareholder Outreach for 2019 Annual Meeting

At our 2019 annual meeting of shareholders, our advisory vote on executive compensation was supported by 74% of the votes cast by our shareholders. We had expected stronger support from shareholders for our program and, to understand the weaker than expected results, we reached out to many of our largest shareholders to discuss our program and their votes. Before we filed our proxy statement for our 2019 annual meeting, we reached out to shareholders holding 58% of our outstanding common stock and, after we filed our proxy statement, we reached out again to shareholders holding almost 50% of our outstanding common stock. These discussions provided an important opportunity to develop broader relationships with our investors over the long-term and to engage in open dialogue on compensation and governance related matters. See “Corporate Governance – Shareholder Engagement” for more details about our outreach efforts.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	37

Executive Officers and Compensation (continued)

Our discussions with shareholders took place after pay decisions already had been made for 2019. However, based on our discussions with shareholders, our 2020 executive compensation program was revised as follows:

•	No special one-time equity awards outside the regular LTI plan have been granted or are anticipated in 2020

•

Annual equity awards were granted in the form of 60% PSUs with a three-year performance period, 20% SOSARs and 20% RSUs, which executives instead could elect to receive as SOSARs (which all executives elected to do for 2020)

•	The 2020 annual incentive plan was rebalanced so that 75% is based on financial performance and 25% is based on measurable individual performance

•

Increase AIP payout maximum to 275% of target for achieving exceptional performance results, but distribute any earn out above 200% of target in restricted stock units (RSUs) vesting over three years for retention and compensation-risk mitigation

•

Continued PSU leverage with up to 300% of target vesting for exceptional performance results, but cap payouts at 100% of target if our three-year relative TSR is in the bottom quartile of the S&P 500 regardless of performance against the financial goals

•

Implemented a comprehensive compensation recoupment policy with Board authority to discretionarily clawback previously paid performance-based incentive compensation in the event of management misconduct that contributes to a material financial restatement, and to cause the forfeiture outstanding unpaid cash and equity awards in the event of misconduct or failure to supervise subordinates that results in material reputational harm to Chipotle without a financial restatement

In early 2020, we continued our outreach to shareholders to discuss our 2020 executive compensation program and solicit their feedback on our practices, including our corporate sustainability initiatives, and will take those discussions into account when designing our 2021 compensation programs.

Alignment of Executive Compensation with Shareholder Interests: What We Do and Don’t Do

WHAT WE DO	WHAT WE DON’T DO

        Conduct extensive shareholder engagement on compensation, environmental, social and governance (ESG) related matters. Engage in careful consideration of the annual say-on-pay results and respond to shareholder feedback when deemed appropriate.

        Employ an annual LTI plan based entirely on performance-based equity awards, and all equity awards fully vest over a minimum of 36 months.

        Align our executive compensation with achieving meaningful financial, operational, and individual goals that drive shareholder value.

        Design our executive compensation program to discourage excessive risk taking, with design features including the incorporation of multiple performance measures in our incentive programs, robust executive stock ownership guidelines, long-term performance goals, minimum three-year vesting periods on LTI awards, and a compensation recoupment policy covering cash and equity incentives.

        Retain an independent compensation consultant who is engaged directly by the Compensation Committee to advise on executive compensation matters.

       Allow executive officers and directors to hedge or pledge shares of Chipotle stock or holding Chipotle stock in margin accounts.

       Allow stock option repricing, reloads, exchanges or options granted below market value without shareholder approval.

       Provide single trigger acceleration of equity awards in connection with a change in control.

       Allow the committee’s consultant perform additional work for or on behalf of the management.

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Executive Officers and Compensation (continued)

Executive Compensation Philosophy and Objectives

We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our programs and policies should achieve the following specific objectives:

•

Position target total direct compensation (base salary, target annual incentive bonus opportunity and target LTI opportunity) at a level where we can successfully recruit and retain industry leading talent critical to shaping and executing our business strategy and creating long-term value for our shareholders.

•	Align relative realized pay with relative performance versus peers by emphasizing long-term equity over short-term cash and performance-based compensation over time-vested compensation.

•	Differentiate executive rewards based on actual performance.

•	Align the interests of our executives and shareholders by rewarding the achievement of financial, operational, and strategic goals that we believe enhance shareholder value.

Executive Compensation Program Components and Structures

Our ongoing annual executive compensation program is comprised of three primary components:

BASE SALARY	ANNUAL INCENTIVE PLAN	EQUITY COMPENSATION

Purpose: To attract and retain executives and provide a fixed, compensation element.

Key features: Determined based on the position’s importance within Chipotle, the executive’s experience, and external market data.

Purpose: To incentivize achievement of annual financial, operating and individual goals.

Key features: Our company-wide AIP provides for variable cash payouts based on achievement against operating and financial performance goals approved by the Committee at the beginning of each year, as well as evaluations of performance against individual goals and objectives.

Purpose: Aligns the incentives of our executive officers with shareholder interests and rewards the creation of shareholder value.

Key features: LTI was granted 60% in the form of PSUs with a three-year performance period, and 40% in the form of SOSARs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date.

Variable, At-Risk Pay

Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our executive officers’ total compensation to variable, performance-based pay elements (performance-based AIP and LTI awards), as illustrated below. As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation.

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Executive Officers and Compensation (continued)

Factors in Setting Executive Officer Pay

The Compensation Committee sets compensation for the executive officers annually after considering the following factors:

•	Chipotle’s performance relative to goals approved by the Committee

•	Each executive officer’s experience, knowledge, skills and personal contributions

•	Levels of compensation for similar jobs at market reference points

•	The degree of difficulty in Committee-approved goals

•	The business climate in the restaurant industry, general economic conditions and other factors

With respect to the CEO, at the beginning of each year the Committee reviews and approves the overall corporate objectives that apply to the AIP and LTI, and reviews and approves the CEO’s individual performance objectives. After the end of the year, the Committee evaluates the CEO’s performance against those objectives and makes determinations regarding the CEO’s compensation level based on its evaluation. The Committee also certifies the extent of the company’s achievement of the overall corporate objectives.

For other executive officers, the CEO makes recommendations to the Committee about their compensation after reviewing Chipotle’s overall performance, achievement by each executive officer or his or her individual performance objectives and his or her personal contributions to the company’s success. The Committee is responsible for approving executive officer compensation and has broad discretion when setting compensation types and amounts.

As part of its reviews of executive compensation, the CEO and Committee review tally sheets that show historical pay for each executive officer (including the CEO), as well as their accumulated equity. These tally sheets are used as a reference point to assist the Committee in understanding the overall compensation opportunity and realized pay provided to each executive officer.

Roles and Responsibilities of the Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation

Responsible Party	Role and Responsibilities
Compensation Committee The Committee is currently comprised of four independent directors and reports to the Board

•  Retains independent consultants and counsel to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.

•  Works with the CEO to set performance goals at the beginning of each year targeted to positively influence shareholder value.

•  Evaluates CEO performance in relation to those goals and Chipotle’s overall performance.

•  Determines and approves compensation for our executive officers.

•  Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate.

•  Approves applicable peer group and broader market data as one of multiple reference points.

•  Conducts an annual assessment of potential compensation-related risks to Chipotle and oversees policies and practices to mitigate such risk, including performance-based incentive arrangements below the executive level.

•  Engages with shareholders and others to receive stakeholder input on executive compensation matters.

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Executive Officers and Compensation (continued)

Responsible Party	Role and Responsibilities
Consultant to the Compensation Committee The Committee retains an independent compensation consultant to provide consulting advice on matters of governance and executive compensation.

•  Provides advice and opinion on the appropriateness and competitiveness of our compensation program relative to market practice, our strategy and internal processes, and compensation-related risk mitigation.

•  Provides advice regarding compensation decision-making governance.

•  Provides market data, as requested.

•  Performs functions at the direction of the Committee.

•  Attends committee meetings when requested.

•  Consults on various compensation matters, as reflected in the Committee’s Charter

•  Confers with the Committee, and, at the discretion of the Committee, the CEO, the CFO and the company’s compensation and benefits team on incentive goals (annual and long-term).

CEO With the support of other members of the management team, including the internal compensation and benefits team

•  Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted to positively influence shareholder value; individual and company-wide goals are reviewed and approved by the Compensation Committee.

•  Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.

•  Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

Role of Market Data and Our Peer Group

Market Data and Impact on 2019 Pay Levels

The Compensation Committee believes the investment community generally assesses our company performance by reference to a peer group composed primarily of other companies in the restaurant industry and other high-growth hospitality and customer-oriented companies. The Committee and management recognize that the talent pool for executives is broader than the restaurant industry and, for that reason, chose to include other non-restaurant companies and consumer-brand companies in our compensation peer group, although the majority of our compensation peers are in the restaurant and hospitality industries.

Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group, which the Committee considers in setting pay levels for executive officers. This peer group data is only one factor considered by the Committee in setting executive compensation each year.

In setting 2019 pay levels, in addition to peer group data, the Committee also considered the progress of achieving its strategic objectives, current target compensation opportunities, internal equitability, the value of outstanding equity awards and the overall design of our executive compensation program. We believe our executive compensation program has consistently demonstrated strong shareholder alignment with value delivery largely tied to shareholder value creation.

2019 Peer Group

The peer group used for 2019 was generally comprised of publicly traded companies in the Restaurants or Hotel, Resorts & Cruise Line (focus on hotels) primary industries as defined by the Global Industry Classification Standard (GICS), with annual revenues generally between $2 billion and $11 billion (approximately 0.5x to 2.5x Chipotle), subject to reasonable exception for key labor market competitors (for example, our CTO was formerly an executive at Starbucks Corporation). For 2019, the Committee determined to remove five companies (Cracker Barrel Old Country Store, Inc., Jack in the Box, Inc., Papa John’s International, Inc., Texas Roadhouse, and Wyndham Destinations, Inc.) due to lack of revenue alignment and replaced them with Hilton Worldwide Holdings Inc., Lululemon Athletica Inc, Marriott International, Inc., Restaurant Brands International, and Ulta Beauty, Inc. These additional peer group companies include non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and excellent operations, which align with Chipotle’s continued focus on customer service and operational excellence.

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Executive Officers and Compensation (continued)

Chipotle’s revenues rank at the 60th percentile of this peer group, and our market capitalization ranks at the 56th percentile of this peer group (as of December 31, 2019), which confirmed for the Committee that this peer group is appropriate in generally reflecting comparable organizational size and related complexity.

Data provided by S&P Capital IQ; $ in millions

Company Name	Revenues(1)	Market Cap(2)
Starbucks Corporation	$24,885	$103,834
McDonald’s Corporation	$21,077	$148,819
Darden Restaurants, Inc.	$8,666	$13,365
Yum! Brands, Inc.	$5,597	$30,467
Bloomin’ Brands, Inc.	$4,139	$1,892
Domino’s Pizza, Inc.	$3,619	$12,016
Brinker International, Inc.	$3,329	$1,570
Hyatt Hotels Corporation	$2,434	$9,217
The Cheesecake Factory Incorporated	$2,483	$1,734
Hilton Worldwide Holdings Inc.	$3,665	$31,295
Marriott International, Inc.	$5,435	$49,508
Restaurant Brands International Inc.	$5,603	$19,011
Ulta Beauty, Inc.	$7,217	$14,470
Lululemon Athletica Inc.	$3,749	$30,185
Peer Group Median	$4,787	$16,740

Chipotle Mexican Grill, Inc.	$5,586	$23,268
Percent Rank	60%	56%

(1)	Trailing 12 months, as of December 31, 2019.

(2)	As of December 31, 2019.

The Committee reviews the composition of the peer group periodically and makes adjustments in response to changes in size, business operations and/or strategic focus, mergers and acquisitions, and companies becoming public. For 2020, the Committee decided in September 2019 to remove five companies (Bloomin’ Brands, Inc., Brinker International, Inc. Hyatt Hotels Corporation, Marriot International, Inc. and The Cheesecake Factory) due to lack of revenue alignment and replace them with Expedia Group, Inc., Norwegian Cruise Line Holdings Ltd., Royal Caribbean Cruises Ltd., and Vail Resorts, Inc., based on our historic selection criteria.

2019 Compensation Program

Base Salaries

We pay a base salary to our executive officers to compensate them for services rendered during the year and to provide them with a set income regardless of our stock price performance, which helps avoid incentives to create short-term stock price gains and mitigates the impact of market forces beyond our control, such as general economic and stock market conditions. The Committee reviews the executive officers’ base salary at least annually and makes adjustments as deemed appropriate.

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Executive Officers and Compensation (continued)

Our CEO makes recommendations to the Committee for base salaries of our executive officers (other than for himself and our former Executive Chairman). The Committee reviews and approves the CEO’s base salary and any changes each year. Adjustments to base salaries, if any, typically occur during the first quarter of each year. For 2019, after an extensive review of market data, salary increases were made for three executive officers to better align with competitive market levels, as set forth below.

	Base Salaries

Executive Officer	2019(1)	2018	% Change

Brian Niccol	$1,200,000	$1,200,000	0.0%

Jack Hartung	$800,000	$800,000	0.0%

Curt Garner	$620,000	$523,631	18.4%

Christopher Brandt	$620,000	$600,000	3.3%

Scott Boatwright	$475,000	$430,994	10.2%

(1)	2019 salaries were effective February 18, 2019 and therefore may not match the salary numbers in the 2019 Summary Compensation Table.

Annual Incentive Plan (AIP)

The AIP is our annual cash incentive program for certain bonus eligible employees, including our executive officers. Payouts under the 2019 AIP for the Officer team are based on a company performance factor (“CPF”) and adjusted by two modifiers: a food safety modifier, which can modify the CPF by +/-10%, and an individual performance modifier which can modify the CPF by +/-25% as illustrated below:

The CPF consists of three key financial and operational objectives: comparable restaurant sales (“CRS”), which is the change in sales year-over-year for restaurants open for at least 13 full calendar months at the end of 2019; restaurant cash flow (“RCF”) margin, which is cash flow generated at the restaurant level resulting from restaurant sales minus all costs incurred to run the restaurant; and site assessment requests (“SARs”), which is a measure of our inventory for new restaurants over the next 12 – 18 months.

Target goals for the three financial objectives that comprise the CPF were approved by the Compensation Committee at the beginning of the year. Achievement at the target level of each performance metric would yield a CPF of 100%, equating to a

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Executive Officers and Compensation (continued)

payout at the target level. For achievement of the CPF above or below the target level, the payout is adjusted up to a maximum of 200% or down to 0% based on actual performance.

For 2019, the CRS, RCF, and SARs targets all represent significant increases to both target and actual levels of achievement in 2018 and are considered appropriately rigorous. We believe that the achievement of the 2019 CRS, RCF and SARs targets will contribute to strong shareholder value creation. As seen in the chart below, in 2019, Chipotle’s performance was above target on all three objectives, resulting in a CPF of 180% of target. We believe that the 93.9% increase in Chipotle’s stock price during this period supports the Committee’s view that the CPF performance objectives align with and are key drivers of shareholder value creation.

Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance	2019 Actual Results	% Payout

CRS	40.0%	3.0%	5.0%	7.0%	11.10%	200%

RCF	40.0%	19.0%	20.0%	21.0%	20.50%	150%

SARs	20.0%	150	180	210	227	200%
					Total CPF	180%

In addition to the CPF, an executive’s AIP payout also depends on his or her achievement of individual performance objectives. The individual objectives for the CEO are approved by the Committee, and the objectives for other executive officers are set by the CEO with approval by the Committee. After the end of the year, the Committee evaluates the performance of the CEO against his objectives and approves an individual modifier of +/-25% depending on its evaluation. The CEO evaluates the performance of each of the other executive officers against their objectives and provides a recommendation on the individual performance modifier for each to the Committee, which then approves a modifier +/-25% for each executive officer.

In determining the individual performance modifier for the CEO and executive officers, the Committee considered the CEO’s individual accomplishments and the CEO considered each executive’s individual accomplishments that helped the Company achieve significant progress on its long-term transformation and growth strategy, including making the Chipotle brand more visible and loved, creating innovation utilizing a stage-gate process, leveraging our digital-make line to expand access and convenience, engaging with customers through our loyalty program and running successful restaurants with a strong culture that provides great food, hospitality, throughput, and economics.

Some of the key accomplishments achieved by our named executive officers during 2019 that the Committee considered when determining the 2019 individual performance modifier include:

Brian Niccol

•  Led and inspired a culture of people capability, accountability, food culture, inclusiveness and creativity resulting in a highly engaged workforce with momentum to deliver results while establishing and onboarding new talent at the restaurant support centers.

•  Continued to deliver on Chipotle purpose of Cultivating a Better World through sustainability efforts, by leading innovation through Gloves to Bags program, receiving recognition from Compassion in World Farming for Chipotle’s commitment to serving food with integrity, and increasing standing in BBFAW Animal Welfare and Human Rights Equality Index ratings.

•  Ensured that the organization remained focused on the Transformation and Growth Strategy and established pipeline of validated strategic initiatives across the organization.

Jack Hartung

•  Continued to lead Chipotle’s strong unit economics, as well as a strong and clean balance sheet, and ensured a disciplined approach to capital deployment to enhance shareholder value.

•  Developed and implemented a multi-year development strategy to accelerate restaurant growth including the rollout of Chipotlane format.

•  Realized meaningful supply chain savings of $48 million while maintaining Food with Integrity standards.

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Executive Officers and Compensation (continued)

Curt Garner

•  Completed US system-wide Digital Make Line and Mobile Order and Pick Up Shelves installations to support mobile, delivery, catering and loyalty program, resulting in digital ordering up nearly 100% and increased digital sales to 18% of total sales.

•  Retained key talent to ensure system stability maintained and successfully migrated all digital platforms to the cloud.

Scott Boatwright

•  Drove operations execution excellence and improved people and restaurant-related results, including a 20% increase in General Manager stability, which supported comparable restaurant sales growth of 11.1% and restaurant level margins of 20.5%.

•  Ran great restaurant operations with great hospitality and throughput, improving overall CSAT scores to 65% and improving throughput +2 across the system.

Chris Brandt

•  Increased brand relevance and changed the narrative by launching Chipotle “Behind the Foil” campaign across traditional, digital and social media resulting in 7% transactions growth. Launched Chipotle Rewards loyalty program, becoming the fastest growing restaurant rewards program with more than 8 million members by year-end.

•  Established pipeline of innovative products using Stage Gate process that drove increased transactions, including the national launch of Lifestyle Bowls and Carne Asada.

The executive officers’ collective efforts resulted in the company exceeding our 2019 financial objectives, including increasing revenue by 14.8%, increasing comparable restaurant sales by 11.1%, which includes an increase of 7.0% in comparable restaurant transactions, and growing digital sales by 90.3% to 18.0% of total sales. As a result, the Compensation Committee assigned a +25% individual performance modifier for each executive officer for 2019.

In determining the food safety modifier for the CEO and executive officers, the Committee considered that the Company achieved its all-time best score for third party food safety audits in 2019 and the continued enhancements made to the Company’s industry leading food safety practices. As a result, the Compensation Committee assigned a +10% food safety modifier for each executive officer for 2019, which in combination with the CPF and individual performance modifier, resulted in a total AIP payout of 215% of target for 2019.

To calculate AIP, each executive officer’s target opportunity is expressed as a percentage of base salary. The opportunity remained unchanged for Mr. Niccol and Mr. Hartung for 2019. The opportunities for the other NEOs were increased from 65% to 70% for appropriate competitive positioning relative to market. The 2019 AIP payouts for each of our NEOs are set forth below.

Name	Target 2019 AIP Bonus		CPF	Individual Modifier	Food Safety Modifier	Actual 2019 Bonus	Actual as % of Target
	% of Base Salary	Dollar Value

Brian Niccol	150%	$1,800,000	180%	25%	10%	$3,870,000	215%

Jack Hartung	85%	$680,000	180%	25%	10%	$1,462,000	215%

Curt Garner	70%	$434,000	180%	25%	10%	$933,100	215%

Christopher Brandt	70%	$434,000	180%	25%	10%	$933,100	215%

Scott Boatwright	70%	$332,500	180%	25%	10%	$714,875	215%

Fiscal 2019 Annual LTI Awards

Each year, the Committee reviews the LTI awards granted to our NEOs to evaluate whether they are properly aligned with the long-term growth of the Company and shareholder interests. For 2019, the Committee chose to grant a combination of PSUs and SOSARs because these vehicles are considered by the Committee to be performance-based and reward management for delivering on key long-term financial performance goals and enhancing long-term shareholder value. In February 2019, the Committee determined a target grant value for each NEO, and split the value 60% in PSUs and 40% in SOSARs. Details of these annual grants are provided below and are disclosed in the Grants of Plan Based Awards Table for Fiscal 2019.

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Executive Officers and Compensation (continued)

2019 PSU Awards

The performance objectives for the 2019 PSUs are based on the company’s three-year CRS growth and three-year average RCF margin, measured from January 1, 2019 – December 31, 2021. The number of shares that can be earned under the award is determined by multiplying the target number of shares by the payout percentage, as set forth in the table below:

3 Year Average RCF Margin	3 Year CRS Growth
	3.50%	4.00%	4.50%	5.00%	5.50%	6.00%	6.50%	7.00%

19.00%	0%	25%	50%	75%	100%	150%	150%	175%

20.00%	50%	75%	100%	125%	150%	200%	200%	250%

21.00%	75%	100%	125%	150%	200%	250%	250%	300%

22.00%	75%	125%	150%	200%	250%	275%	300%	300%

No PSUs will be earned if either (i) the average RCF Margin is less than 19.0%, or (ii) the CRS growth is less than 3.5%, and no more than 300% of the target number of shares can be earned. If the level of performance for either CRS growth or average RCF margin or both falls between the threshold and maximum performance levels in the table, the payout percentage shall be determined using linear interpolation.

The Compensation Committee utilized CRS growth and RCF margin as elements in both our AIP (one-year measurement period) and our LTI program (three-year measurement period). When designing our 2019 executive compensation program, the Committee evaluated a range of possible performance metrics for our incentive programs and determined that because these metrics are key indicators of the company’s short-term operating performance and the primary drivers of long-term stockholder value creation, and because of the different performance periods, they remained appropriate for both the short-term and LTI programs. In addition, the Committee continued its practice of supplementing these measures with additional performance measures in the AIP to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons.

2019 SOSARs

The NEOs were granted annual SOSARs on February 8, 2019. These awards were granted with an exercise price equal to the closing price on the grant date and vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to continued employment. The SOSARs were granted with a 7-year term.

Transformation Performance-Based Awards

In February 2019, the Compensation Committee granted to the executive officers a performance-based transformation equity award that is intended to incentivize the achievement of strategic business initiatives, with a focus on expanding digital sales, managing G&A expenses and driving innovation. The Committee believes that the strategic importance of gaining digital market share over the next few years warranted the transformation award as success in this area is considered a critical driver of long-term growth. The transformation PSUs will fully vest in 2023 only if and to the extent that the Company achieves all three of the transformation goals by the end of 2020 and, if vested, will settle in shares of Chipotle common stock. The three transformation goals that must be achieved are: (i) 2020 annual digital sales at or greater than the specified target, (ii) 2020 underlying general and administrative expenses as a percentage of revenue below a specified target, and (iii) a specified number of strategic initiatives, as approved by the Compensation Committee, completing the company’s stage gate process prior to December 31, 2020. If any of the three performance goals are not achieved, the entire award will be forfeited. If earned, 40% of the PSUs will vest on February 8, 2022 and 60% of the PSUs will vest on February 8, 2023, in each case subject to the executive officer’s continued employment with Chipotle through such date. We began a transformation journey in 2018 when Mr. Niccol joined the company and the Compensation Committee believed a separate incentive program supported appropriate focus on these longer-term goals. The transformation PSUs are disclosed in the Grants of Plan Based Awards Table for Fiscal 2019 and, for context, the transformation PSU granted to Mr. Niccol equaled approximately 17.8% of his total annual LTI grant for 2019.

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Executive Officers and Compensation (continued)

Payout of the 2017 PSU Awards

In 2017, we granted PSUs to our executive officers that had a three-year performance period and two performance metrics: absolute stock price at $600 per share or higher, and three-year CRS growth. On the date of grant, the closing price of our common stock was $427.61 per share.

Metric	Weight	Performance Period	Performance Level	Stock Price / 3-Year CRS Goals	Payout (as % of target)
Absolute Stock Price	2/3	Feb 19, 2017 To Feb 19, 2020	Threshold	$600	50%
			Target	$650	100%
			Maximum	$900	350%

3-Year CRS Growth	1/3	Jan 1, 2017 to Dec 31, 2019	Threshold	5%	50%
			Target	7%	100%
			Maximum	11%	300%

In February 2020, the Committee evaluated performance against the goals for the two metrics and certified payout for the 2017 PSUs at 244.52%. Mr. Hartung is the only NEO who, based on the performance described above and continued employment, vested in the 2017 PSUs in February 2020.

Benefits and Perquisites

In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity, but that are not available to all employees throughout our company.

Perquisites generally include relocation benefits and commuting expenses, company cars or car allowances, payment of certain legal expenses, and other minor, limited personal benefits. These are identified in notes to the 2019 Summary Compensation Table. Executive officers have also used company-owned or chartered airplanes for personal trips, in which case we generally require the executive officer to fully reimburse us for the operating cost, except where prohibited by applicable regulations; however, the Board has preapproved Mr. Niccol’s limited use of the company-owned airplanes for personal trips, which include travel to and from meetings of the board of directors of another company on which he serves as a director. The Lead Independent Director reviews Mr. Niccol’s personal use of the company-owned aircraft each quarter to assess whether it is consistent with the Board’s approval. In addition, in 2018 and 2019, the Board agreed to pay legal fees and expenses, and the ultimate settlement, of a commercial legal proceeding relating to Mr. Niccol’s employment by Chipotle in 2018 and to reimburse him for taxes incurred in connection with those payments. The legal proceeding was resolved in 2019 and no further payments are expected. We believe that the perquisites we provide our executive officers are consistent with market practices and are reasonable and consistent with our compensation objectives.

We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Actions Taken with Respect to 2020 Compensation

For 2020, the Committee made some small refinements to the AIP and LTI programs.

The Committee rebalanced the AIP so that 75% is based on financial performance and 25% is based on individual performance, and continued to use operating and financial metrics that are deemed critical to the company’s success (40% CRS growth, 40% RCF margin and 20% site-assessment requests). Food safety continues as modifier, with only negative modification from 0% to -20%. The maximum award payout under the AIP was increased to 275%; however, any payout above 200% of target will be in the form of RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date.

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Executive Officers and Compensation (continued)

For the annual LTI Plan, the Committee continued to grant 60% of the annual grant value in the form of PSUs, and split the remainder evenly in SOSARs and RSUs; however, executives may elect to receive SOSARs in lieu of RSUs for equivalent accounting grant value, and for 2020 all executives elected to receive SOSARs. SOSARs continue to vest in two equal installments on the 2nd and 3rd anniversaries of the grant date. The PSUs continue to have two performance objectives, each with a 3-year performance period: CRS growth and average RCF margin. The maximum payout under the PSUs is 300%; however, the 2020 awards contain a new provision where payout is capped at 100% of target if the company’s 3-year relative TSR is below the 25th percentile of S&P 500 constituent companies.

Executive Stock Ownership Guidelines

Stock ownership guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our long-term shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program. In 2019, our Compensation Committee, in consultation with our independent compensation consultant, reviewed our long-standing stock ownership guidelines for our executive officers against market best practices. As a result, the Committee modified our stock ownership guidelines to reflect a multiple of salary, rather than a fixed number of shares. The Committee believes that the new guidelines for our CEO and CFO continue to be robust and are among the highest requirements in our compensation peer group. The table below reflects our new guidelines and compliance by our NEOs with the new guidelines.

	Ownership Requirement (multiple of base salary)	Value of Share Ownership Towards Requirement(1)	Actual Share Ownership as Multiple of Base Salary(2)
Brian Niccol	7 times	$20.5 million	17x
Jack Hartung	4 times	$28.7 million	36x
Curt Garner	3 times	$3.9 million	6x
Scott Boatwright	3 times	$3.1 million	7x
Chris Brandt	3 times	$1.3 million	2x

(1)	Includes unvested RSUs.

(2)	Based on the closing stock price and base salaries as of December 31, 2019.

Compliance with the stock ownership requirements will be evaluated each year on the last trading day of the calendar year using the average closing price of Chipotle’s common stock over the 30 trading days ending on and including the last trading day of the calendar year. Executive officers have five years to achieve the requisite ownership; however, if an executive officer is not on track to meet the applicable ownership requirement by the end of the third year, he or she (i) cannot sell shares of common stock owned outright, if any, and (ii) must retain at least 50% of the shares received upon the vesting of a RSU, PSU or other full-value equity award, and/or the exercise of an option, stock appreciation right or SOSAR, measured after withholding of shares by the Company for the exercise price. The guidelines are reviewed for possible adjustment each year and may be adjusted by the Committee at any time. Shares underlying unvested restricted stock or RSUs count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares and PSUs do not count. As of March 2020, all of our executive officers satisfied, exceeded or were on track to meet these requirements within the requisite time period.

Stock ownership guidelines applicable to non-employee members of our Board are described on page 15.

Clawback and Recoupment of Compensation Policy

Our Board has adopted a clawback policy that allows the Company to seek reimbursement of incentive compensation paid or awarded to an executive officer if the payment or award was predicated upon the achievement of certain financial results that subsequently were the subject of a restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. The clawback applies if management misconduct or failure to manage caused or significantly contributed to the need for the restatement and covers incentive compensation paid or awarded during the three years prior to the restatement. In addition, the Board may require forfeiture of an executive officer’s compensation, both cash and equity, if the executive officer engaged in egregious conduct substantially detrimental to the Company.

Prohibition on Hedging and Pledging

To further align the interests of our officers with those of our shareholders, we prohibit our directors, executive officers and certain employees that have access to material, nonpublic information, from hedging any shares of Chipotle stock, pledging their shares of Chipotle stock as collateral for loans, or holding shares of Chipotle stock in margin accounts.

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Executive Officers and Compensation (continued)

Agreements with our Named Executive Officers

We do not have a formal severance plan for our employees, and historically, we generally have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout or exercise date. However, in connection with our public search for a new CEO and our appointment of Mr. Niccol to that role, we entered into agreements with certain of our executive officers that contain limited, short-term benefits. We believe these agreements were necessary to ensure a smooth and orderly CEO transition and continuity of leadership during a time of potential uncertainty. We structured these agreements based on an extensive review of external market practices and the specific circumstances of each executive.

Retention Bonus

In January 2018, we entered into retention agreements with certain employees, including Mr. Hartung, to encourage the executives’ continued service to Chipotle during the pendency of a search for Chipotle’s next CEO and the subsequent leadership transition, which agreements were approved by the Compensation Committee. The agreement with Mr. Hartung provided for a cash retention bonus of $1,000,000, payable on the first anniversary of the appointment of a permanent successor to Steve Ells as Chipotle’s CEO. The bonus was paid on March 5, 2019, the one-year anniversary of the date Mr. Niccol was appointed CEO of the Company.

Severance and Change in Control Arrangements

Severance Arrangements

In 2017 and 2018, we hired several new executives and, in connection with their offers of employment, provided them with limited, short-term severance arrangements.

In connection with Mr. Niccol’s hiring, we signed an offer letter providing that if his employment is terminated prior to March 5, 2023 by us, other than for cause, or by Mr. Niccol with good reason, he would be entitled to severance payments equal to two-times the sum of his then current base salary plus his then current target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year). The severance payments would be made in equal installments over the 24 months after his termination.

Mr. Brandt joined us in April 2018, and his offer letter provides that if his employment is terminated by us, other than for cause, prior to March 9, 2023, he would be entitled to a severance payment of the sum of his then current base salary plus his then current target bonus opportunity. The severance payments would be made in equal installments over the 12 months after his termination.

Change in Control Severance Plan

In 2019, we adopted a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. Chipotle does not have a standard severance plan for its executive officers, and the Board determined that a CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). See “Potential Payments Upon Termination or Change-In-Control – Change in Control Severance Plan” for more details.

Compensation Program Risk Assessment

F.W. Cook, an independent executive compensation consulting firm retained by the Compensation Committee, conducted a risk assessment of our compensation programs in March 2020 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. F.W. Cook’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, the Compensation Committee’s oversight of such programs and heightened attention to the available recoupment policies in place to help mitigate risk.

The risk assessment considered the following factors:

•

Our executive compensation program is well-designed to encourage behaviors aligned with the long-term interests of shareholders, with a significant portion of executive compensation awarded in the form of long-term equity incentives.

•

There is appropriate balance in the executive compensation program structure to mitigate compensation-related risk with fixed and variable pay; cash and equity; corporate and individual goals; formulas and discretion; and short-term and long-term measurement periods.

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Executive Officers and Compensation (continued)

•

We have policies to mitigate compensation risk including stock ownership guidelines, insider trading prohibitions, discretion to reduce payments, forfeiture provisions, independent Compensation Committee oversight, and going forward, a newly adopted compensation recoupment and clawback policy.

•	Compensation Committee oversight extends to incentive plans below the executive officer level, where no potential material compensation-related risk was identified.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation Committee also considers risks that may be inherent in such programs, policies and procedures. The Compensation Committee reviewed the assessment of the company’s 2019 compensation program and discussed the report with management and, based on its review, determined that any risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.

Accounting Considerations

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for filing with the SEC.

The Compensation Committee.

Neil W. Flanzraich, Chairperson

Patricia Fili-Krushel

Ali Namvar

Mathew Paull

50	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Executive Officers and Compensation (continued)

2019 COMPENSATION TABLES

2019 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation($)(5)	Total($)
Brian Niccol	2019	$1,200,000	$—	$5,700,073	$2,731,683	$3,870,000	$2,566,388	$16,068,144
Chief Executive Officer	2018	$969,231	$1,000,000	$12,650,019	$15,683,006	$2,381,684	$837,000	$33,520,940
Jack Hartung	2019	$800,000	$1,000,000	$2,800,210	$1,170,844	$1,462,000	$293,547	$7,526,601
Chief Financial Officer	2018	$800,000	$—	$1,800,046	$1,231,989	$899,747	$252,447	$4,984,230
	2017	$800,000	$—	$4,196,010	$—	$—	$209,150	$5,205,160
Curt Garner	2019	$605,174	$—	$2,800,210	$1,170,844	$933,100	$334,307	$5,843,636
Chief Technology Officer	2018	$518,358	$500,000	$3,119,990	$2,666,469	$439,561	$882,358	$8,126,734
	2017	$483,299	$426,501	$—	$2,653,500	$139,786	$206,468	$3,909,555
Scott Boatwright	2019	$468,230	$—	$2,500,083	$975,589	$714,875	$125,384	$4,784,161
Chief Restaurant Officer	2018	$427,765	$400,000	$2,219,991	$1,944,290	$352,916	$366,207	$5,711,169
	2017	$236,538	$—	$—	$1,194,757	$69,624	$215,486	$1,716,406
Chris Brandt	2019	$616,923	$—	$2,200,540	$780,505	$933,100	$110,214	$4,641,282
Chief Marketing Officer	2018	$438,462	$500,000	$1,348,567	$2,082,836	$491,306	$178,115	$5,039,286

(1)

The 2019 “Bonus” for Mr. Hartung represents a one-time retention bonus granted to him in January 2018 to induce him to remain with the company during the pendency of the company’s public search for a new chief executive officer. The bonus vested 100% on March 5, 2019, the one-year anniversary of the date Mr. Niccol was appointed CEO of the Company

(2)

Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of two grants of performance share units (PSUs) for which vesting was considered probable as of the grant date. See Note 9 to our audited consolidated financial statements for the year ended December 31, 2019, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2020 for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The 2019 annual PSU awards will not pay out unless and only to the extent that the performance targets are achieved, which targets are based on three-year comparable restaurant sales growth and average restaurant cash flow margin over the 2019 through 2021 performance period. The transformation PSUs will fully vest in 2023 only if and to the extent that all three of the performance goals are achieved by the end of 2020: (i) 2020 annual digital sales at or greater than the specified target, (ii) 2020 underlying general and administrative expenses as a percentage of revenue below a specified target, and (iii) a specified number of strategic initiatives, as approved by the Compensation Committee, complete the company’s stage gate process prior to December 31, 2020. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The aggregate grant date fair value of the 2019 PSU awards, assuming maximum performance of both awards, is $17,100,220 for Mr. Niccol, $8,400,630 for Messrs. Hartung and Garner, $7,500,250 for Mr. Boatwright and $6,601,619 for Mr. Brandt. For further discussion, see “Compensation Discussion and Analysis – 2019 Compensation Program – 2019 PSU Awards,” and “Compensation Discussion and Analysis – 2019 Compensation Program – Transformation Performance-Based Awards.”

(3)

Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in 2019. See Note 9 to our audited consolidated financial statements for the year ended December 31, 2019, as referenced in footnote 2, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(4)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the annual incentive plan (AIP) for the relevant year.

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Executive Officers and Compensation (continued)

(5)	Amounts shown in the “All Other Compensation” column for 2019 include the following:

Name	Company Contributions to Retirement Plans(a)	Commuting Costs(b)	Housing / Mortgage Allowance(c)	Car Allowance(d)	Legal Fees(e)	Tax Payments(f)	Other(g)	Total
Brian Niccol	$139,752	$0	$0	$35,100	$1,078,867	$1,206,505	$106,163	$2,566,388
Jack Hartung	$69,528	$57,430	$67,958	$12,383	$0	$79,709	$6,538	$293,547
Curt Garner	$48,701	$0	$60,000	$35,100	$0	$178,603	$11,903	$334,307
Scott Boatwright	$11,200	$0	$60,000	$35,100	$0	$4,015	$15,069	$125,384
Chris Brandt	$53,989	$0	$0	$35,100	$0	$7,379	$13,746	$110,214

(a)

Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Non-Qualified Deferred Compensation for 2019” for more details on this plan.

(b)	Consists of commuting costs, including airfare, airport parking and ground transportation, for travel from Mr. Hartung’s home to our company headquarters.

(c)

Consists of temporary housing expenses for Mr. Hartung who commutes from his home and our company headquarters location and a mortgage allowance for Messrs. Garner and Boatwright, who relocated to California, to offset increased housing costs. The mortgage allowance was for three years and ends in 2021. The aggregate incremental cost for temporary housing was based on the amount paid to the NEO or the service provider, as applicable.

(d)

Consists of costs for company car used by the executive, including depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs. Also includes car allowances paid to executives who choose not to use a company car.

(e)	Consists of legal fees paid by the company arising from a commercial legal proceeding relating to Mr. Niccol’s employment by Chipotle, and the amount paid to settle the matter.

(f)

Consists of the company’s reimbursement of taxes payable by the executive in connection with legal fees paid by the company, commuting costs and other perquisites that are not required to be itemized in the table above that are taxable to the executives under Internal Revenue Service rules. Also includes the company’s reimbursement of taxes payable by Mr. Garner for relocation costs that were included in his 2018 compensation but for which the tax reimbursement did not occur until 2019.

(g)

Consists of the aggregate incremental costs of personal use of company-owned aircraft for Mr. Niccol ($89,267) and Mr. Boatwright ($6,781), including for travel to and from meetings of the board of directors of another public company on which Mr. Niccol serves, which use has been approved by our Board; gym allowance; financial counseling, executive physicals and home security. The aggregate incremental cost include costs billed by the applicable third-party or, for company-owned aircraft, the hourly operating cost of the aircraft, consisting of fuel costs, an allocation of maintenance costs and other operating costs such as crew expenses, catering, landing fees, taxes and other operating costs

52	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Executive Officers and Compensation (continued)

Grants of Plan-Based Awards In 2019

			Estimated Possible Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian Niccol
	AIP	—	$900,000	$1,800,000	$4,230,000
	PSUs(4)	2/8/19				1,802	7,207	21,621				$4,200,023
	Transformation PSUs(5)	2/8/19				0	2,574	7,722				$1,500,050
	SOSARs(6)	2/8/19								15,823	$582.77	$2,731,683
Jack Hartung
	AIP	—	$340,000	$680,000	$1,598,000
	PSUs(4)	2/8/19				772	3,089	9,267				$1,800,177
	Transformation PSUs(5)	2/8/19				0	1,716	5,148				$1,000,033
	SOSARs(6)	2/8/19								6,782	$582.77	$1,170,844
Curt Garner
	AIP	—	$217,000	$434,000	$1,019,900
	PSUs(4)	2/8/19				772	3,089	9,267				$1,800,177
	Transformation PSUs(5)	2/8/19				0	1,716	5,148				$1,000,033
	SOSARs(6)	2/8/19								6,782	$582.77	$1,170,844
Scott Boatwright
	AIP	—	$166,250	$332,500	$781,375
	PSUs(4)	2/8/19				644	2,574	7,722				$1,500,050
	Transformation PSUs(5)	2/8/19				0	1,716	5,148				$1,000,033
	SOSARs(6)	2/8/19								5,651	$582.77	$975,589
Chris Brandt
	AIP	—	$217,000	$434,000	$1,019,900
	PSUs(4)	2/8/19				515	2,060	6,180				$1,200,506
	Transformation PSUs(5)	2/8/19				0	1,716	5,148				$1,000,033
	SOSARs(6)	2/8/19								4,521	$582.77	$780,505

(1)

Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan. The “Threshold” column reflects amounts that would be paid under the AIP if each executive officer achieved the plan goals at the minimum level required to receive any payout. Amounts under Target reflect the target AIP bonus that would have been paid to the executive officer if the company performance factor under the AIP was achieved at 100 percent. Amounts under Maximum reflect the AIP bonus that would have been payable if the company performance factor, individual modifier and food safety modifier were achieved at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled 2019 Summary Compensation Table above. See “Compensation Discussion and Analysis – 2019 Compensation Program – Annual Incentive Plan” for further information regarding the AIP.

(2)

All equity awards are denominated in shares of common stock and were granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2019 Annual Performance Share Unit Awards”, “Terms of Transformation Performance Share Units” and “Terms of 2019 Annual SOSAR Awards” below for a description of the vesting terms for the PSUs and SOSARs granted during 2019.

(3)

See Note 9 to our audited consolidated financial statements for the year ended December 31, 2019, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2020, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

(4)

PSUs will vest to the extent that the two performance goals – the company’s comparable restaurant sales growth and restaurant cash flow margin over the three-year period from January 1, 2019 – December 2021 – are achieved.

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Executive Officers and Compensation (continued)

(5)

Transformation PSUs will fully vest in 2023 only if and to the extent that all three of the performance goals are achieved by the end of 2020: (i) 2020 annual digital sales at or greater than the specified target, (ii) 2020 underlying general and administrative expenses as a percentage of revenue below a specified target, and (iii) a specified number of strategic initiatives, as approved by the Compensation Committee, complete the company’s stage gate process prior to December 31, 2020. The amount in the “Threshold” column is zero because if all three performance goals are not achieved at target level or above the awards to be forfeited.

(6)	The SOSAR awards vests 50% on the second anniversary and 50% on the third anniversary of the date of grant.

Terms of 2019 Annual Performance Share Unit Awards

Annual PSUs granted to the executive officers in 2019 will vest only if and to the extent both of the two performance goals specified in the awards are achieved over the three-year performance period (2019 through 2021). The performance goals are comparable restaurant sales growth and average restaurant-level cash flow margin. The payout range for the PSUs is 0% to 300%, and none of the PSUs will vest if either (i) the average RCF Margin is less than 19.0%, or (ii) the CRS growth is less than 3.5%. If the level of performance for either CRS growth or average RCF margin or both falls between two stated performance levels in the performance goal table, the payout percentage shall be determined using interpolation. Vesting and payout of each PSU is subject to the executive officer’s continued employment through the vesting date, subject to the potential pro-rata payout in the event of termination due to death or disability and continued vesting upon retirement, and to potential accelerated vesting in the event of a change in control transaction.

Terms of Transformation Performance Share Unit Awards

The Transformation PSUs will fully vest in 2023 only if and to the extent all three of the performance goals are achieved by the end of 2020: (i) 2020 annual digital sales at or greater than the specified target, (ii) 2020 underlying general and administrative expenses as a percentage of revenue below a specified target, and (iii) a specified number of strategic initiatives, as approved by the Compensation Committee, completing the company’s stage gate process prior to December 31, 2020. If any of the three performance goals are not achieved, the entire award will be forfeited. If earned, 40% of the PSUs will vest on February 8, 2022 and 60% of the PSUs will vest on February 8, 2023. Vesting and payout of each Transformation PSU is subject to the executive officer’s continued employment through the vesting date, subject to the potential pro-rata payout in the event of termination due to death or disability and continued vesting upon retirement, and to potential accelerated vesting in the event of a change in control transaction.

Terms of 2019 Annual SOSAR Awards

Each stock only stock appreciation right (SOSAR) represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs is equal to the closing price of our common stock on the date of grant. The SOSARs have a seven year term and are subject to vesting in two equal amounts on the second and third anniversary of the grant date, subject to potential acceleration of vesting in the event of termination due to death or disability and continued vesting upon or retirement, and to potential accelerated vesting if the SOSARs are not replaced in the event of certain change in control transactions.

54	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Executive Officers and Compensation (continued)

Outstanding Equity Awards at Fiscal Year End 2019

	Option Awards(1)						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)(2)
Brian Niccol
	18,780	(3)	76,560	(3)	$352.18	3/24/2025	—		—	9,285		$7,772,566
	10,321	(3)	35,390	(3)	$400.20	3/4/2025	20,094	(3)	$16,820,888	—		—
	—		21,439		$323.11	3/28/2025	—		—	2,574	(5)	$2,154,721
	—		15,823		$582.77	2/8/2026	—		—	7,207		$6,033,052
Jack Hartung
	—		14,742		$355.42	3/28/2025	—		—	5,571		$4,663,540
	30,000		—		$543.20	2/3/2021	—		—	9,000		$7,533,990
	—		6,782		$582.77	2/8/2026	—		—	1,716	(5)	$1,436,481
	—		—		—	—	—		—	3,089		$2,585,833
Curt Garner
	—		18,386		$313.79	1/4/2025	—		—	5,014		$4,197,270
	—		6,782		$582.77	2/8/2026	4,780		$4,001,386	—		—
	12,500		12,500		$427.61	2/19/2024	—		—	1,716	(5)	$1,436,481
	—		13,268		$355.42	3/28/2025	—		—	3,089		$2,585,833
	5,000		—		$417.22	4/26/2023	—		—	—		—
Scott Boatwright
	—		14,709		$313.79	1/4/2025	—		—	3,157		$2,642,756
	—		8,354		$355.42	3/28/2025	3,824		$3,201,109	—		—
			5,045		$475.70	5/29/2024	—		—	1,716	(5)	$1,436,481
	—		5,651		$582.77	2/8/2026	—		—	2,574		$2,154,721
Chris Brandt
	—		22,567	(3)	$403.89	3/28/2025	—		—	2,786		$2,332,188
	—		7,372		$355.42	3/28/2025	1,548	(3)	$1,295,846	—		—
	—		4,521		$582.77	2/8/2026	—		—	1,716	(5)	$1,436,481
	—		—		—	—	—		—	2,060		$1,724,447

(1)	Unless otherwise indicated, SOSARs and RSUs vest ratably on the second and third anniversary of the grant date.

(2)	Calculated based on the closing stock price of our common stock on December 31, 2019 of $837.11 per share.

(3)

Represents grants of SOSARs and RSUs awarded as make-whole or inducement awards when the executives joined Chipotle in early 2018. The SOSARs granted to Mr. Niccol have an exercise price equal to 110% and 125% of the closing stock price of Chipotle common stock on the grant date and vest ratably over three years beginning on the first anniversary of the grant date. The SOSAR granted to Mr. Brandt has an exercise price equal to 125% of the closing stock price of Chipotle common stock on the grant date and his awards vest ratably on the second and third anniversary of the grant date.

(4)

Unless otherwise indicated, PSUs vest if and to the extent that the performance targets are met at the end of the three-year performance period. The number of shares in the table reflect target achievement of the performance objectives for each grant of PSUs.

(5)

Represents the transformation PSUs, assuming achievement of all three performance objectives in 2020. The terms of the transformation PSUs are described above under “– Terms of Transformation Performance Share Unit Awards.”

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Executive Officers and Compensation (continued)

Option Exercises and Stock Vested in Fiscal 2019

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(3)
Brian Niccol	26,875	$12,312,015	10,047	$6,189,052
Jack Hartung	80,000	$24,261,913	—	—
Curt Garner	31,000	$8,975,685	—	—
Scott Boatwright	5,045	$1,336,241	—	—
Chris Brandt	—	—	—	—

(1)	Reflects the number of shares of Chipotle common stock acquired on exercise of SOSARs or the vesting of RSUs.

(2)	Equals the number of underlying shares exercised multiplied by the difference between the closing price of Chipotle common stock on the exercise date and the base price of the SOSARs.

(3)	Equals the closing price the Chipotle’s common stock on the vesting date multiplied by the number of shares vested.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2019

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which consist of a variety of mutual funds and may be changed by the participant at any time) and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to their accounts in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.

56	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Executive Officers and Compensation (continued)

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2019, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2019.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE ($)(4)
Brian Niccol	$287,820	$139,752	$38,442	$0	$477,712
Jack Hartung	$508,502	$64,221	$56,942	$0	$7,439,672
Curt Garner	$333,681	$38,604	$27,047	$0	$541,459
Scott Boatwright	$0	$0	$0	$0	$0
Chris Brandt	$59,573	$28,989	$5,679	$0	$95,021

(1)	These amounts are reported in the 2019 Summary Compensation Table in each participating executive’s “Salary” for 2019.

(2)	These amounts are reported in the 2019 Summary Compensation Table in each participating executive’s “All Other Compensation” for 2019.

(3)	These amounts are not reported as compensation in the 2019 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)

These amounts include amounts previously reported in the Summary Compensation Table for years prior to 2019 as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” (excluding for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: $21,392 for Mr. Garner and $5,685,931 for Mr. Hartung.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Agreements with our Named Executive Officers

Agreement with Chief Executive Officer

On March 5, 2018, Brian Niccol was appointed CEO of Chipotle. In connection with his hiring, we signed an offer letter with Mr. Niccol providing for severance benefits if Mr. Niccol’s employment is terminated by Chipotle without cause, or by Mr. Niccol with good reason, prior to the fifth anniversary of his hire date. In such event, Mr. Niccol would be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus opportunity (or, if higher, the amount of the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs). The severance payments would be made in equal installments over the 24 months after his termination and are conditioned on Mr. Niccol’s execution of a general release of claims against the company. In addition, certain of Mr. Niccol’s new hire equity grants include accelerated vesting in the event his employment is terminated by Chipotle without cause or by Mr. Niccol for good reason.

Under the offer letter, Mr. Niccol has agreed that while he is employed by Chipotle and for a period of (i) one year thereafter, he will not engage in a business competitive with Chipotle, and (ii) two years thereafter, he will not

(a) solicit or hire Chipotle’s employees, or (b) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The offer letter also includes customary confidentiality and mutual non-disparagement provisions.

Severance Arrangements

We do not have a formal severance plan for our employees and, historically, we generally have not entered into written employment, severance or similar agreements with any of our employees, including our executive officers. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date. However, in connection with our public search for a new Chief Executive Officer and our appointment of Mr. Niccol to that role, we entered into agreements with certain of our executive officers that contain limited, short-term post-termination benefits. We believe these agreements were necessary to ensure a smooth and orderly CEO transition and to ensure continuity of leadership during a time of potential uncertainty.

Mr. Brandt joined us in April 2018, and his offer letter provides that if his employment is terminated prior to March 9, 2023 by us, other than for cause, or by Mr. Brandt with good reason, he would be entitled to severance payments equal to the sum of his then current base salary plus his then current target bonus opportunity. Severance payments would be made in equal installments over the

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	57

Executive Officers and Compensation (continued)

12 months after his termination and are conditioned on Mr. Brandt’s execution of a general release of claims against the company.

Change in Control Severance Plan

In 2019, we adopted a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. The Board determined that a CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). Under the plan, each named executive officer would be eligible to receive a (i) lump sum cash payment equal to two times his annual base salary plus target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, and (ii) cash amount equal to the employer portion of the cost of medical insurance coverage for two years after termination. In addition, all unvested LTI held by the named executive officer at the time of termination would vest in full, with PSUs vesting at the greater of (i) target or (ii) actual performance, as determined based on the company’s performance through the date of the change in control. The plan does not provide for any tax gross ups and executives are entitled to the best after tax result of either having payments reduced so as not to trigger excise taxes or receiving full payments and paying excise taxes. As a condition to receipt of any benefits under the plan, the executive officer would be required to sign a release of claims against the company and be subject to customary restrictive covenants.

Executive Officer Retention Bonus

On January 9, 2018, we entered into retention agreements with certain employees, including Mr. Hartung. The retention agreements were intended to encourage the executives’ continued service to Chipotle during the pendency of a public search for Chipotle’s next Chief Executive Officer and the subsequent leadership transition and were approved by the Compensation Committee. The agreement with Mr. Hartung provided for a cash retention bonus of $1,000,000 if he remained with the company through the first anniversary of the appointment of Chipotle’s new Chief Executive Officer. The bonus was paid on March 5, 2019.

Equity Awards

The terms of some equity-based award agreements, including for awards granted to our executive officers,

provide for post-employment benefits in certain circumstances.

New Hire Equity Awards for CEO. In connection with his hiring in March 2018, we granted Mr. Niccol the following equity awards: (i) an annual equity award grant for 2018 consisting of (A) PSUs with a target value of $3.0 million as of the grant date, which have the same terms and conditions as the 2018 annual PSU award grants; and (B) SOSARs with a grant date value of $2.0 million and an exercise price equal to the closing price of Chipotle’s common stock on the grant date, which have a seven-year term and vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of a termination of employment by Chipotle without cause or by Mr. Niccol for good reason; (ii) a sign-on award consisting of SOSARs for 53,086 shares and an exercise price equal to 125% of the closing price of Chipotle’s common stock on the grant date, which have a seven-year term and vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described; and (iii) a make-whole award – to replace forfeited unvested equity awards held at his prior employer – consisting of (A) SOSARs for 114,840 shares and an exercise price equal to 110% of the closing price of Chipotle’s common stock on the grant date, which have a seven-year term and vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described; and (B) RSUs for 30,141 shares, which vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described.

Retention Equity Awards. In January 2018, we entered into retention agreements with Messrs. Garner and Boatwright to encourage their continued service to Chipotle during the pendency of a public search for Chipotle’s next Chief Executive Officer and the subsequent leadership transition. Under the agreements, we granted Mr. Garner SOSARS in respect of 18,386 shares and RSUs in respect of 4,780 shares, and we granted Mr. Boatwright SOSARs in respect of 14,709 shares and RSUs in respect of 3,824 shares. The SOSARs have an exercise price of $313.79 per share, which was the closing price of Chipotle common stock as of the grant date, and both the SOSARs and RSUs vest equally on the second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of the recipient’s termination without cause or resignation for good reason, or a change in control of Chipotle without issuance of a replacement award to the recipient.

58	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Executive Officers and Compensation (continued)

Performance Share Units. The award agreements for the annual award of PSUs and the transformation PSUs provide that if the holder’s employment terminates due to death, disability or retirement, the PSUs will vest on a pro-rata basis, based on the portion of the performance period during which the holder was employed by the company, and will be settled at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor.

Stock Appreciation Rights. The award agreements for the annual stock-only stock appreciation rights (SOSARs) provide that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement, any unvested SOSARs will continue to vest on the regularly scheduled vesting date as if the holder remained employed by the company, and the SOSARs will be exercisable until the third anniversary of the termination date, in the case of any SOSARs that were vested as of the termination date, and the third anniversary of the applicable vesting date, in the case of any SOSARs that were unvested as of the termination date. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of this SOSAR Agreement and the third anniversary of the grant date.

Restricted Stock Units. The award agreements for annual RSUs provide that if the holder’s employment terminates due to death, disability or the consummation of a change in control of the company, any unvested RSUs as of the termination date will immediately vest; however, the vesting of the RSUs held by Mr. Niccol do not accelerate or continue if the holder’s employment terminates due to retirement or the occurrence of a change in control of the company.

The following table presents the potential estimated payments to each executive officer named in this proxy statement if he were terminated as a result of the indicated triggering event as of December 31, 2019, the last day of the fiscal year. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:

•

each triggering event occurred on December 31, 2019, the last trading day of fiscal 2019, and the price of our common stock was $837.11 share, the closing price of Chipotle common stock on December 31, 2019;

•	the executive earned a payout under the 2019 AIP equal to the actual payout amount for 2019, since he was employed by the company through the end of the year; and

•

with respect to equity awards, the PSUs reflect actual projected performance as of December 31, 2019, which for all PSUs (except the 2019 transformation PSUs) equals interpolated amounts that are higher than target performance but less than maximum performance; the 2019 transformation PSUs are reflected at maximum performance.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	59

Executive Officers and Compensation (continued)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Officer	Termination Without Cause or by Executive for Good Reason	Change in Control (Double Trigger)(1)	Retirement(2)	Death or Disability
Brian Niccol
Salary(3)	$2,400,000	$2,400,000	$0	$0
Bonus(3)	$4,763,368	$6,840,000	$0	$0
One-time Equity Grant(4)	$69,409,374	$59,052,649	$0	$71,043,723
Annual Equity Grants	$11,019,646	$51,517,545	$0	$33,161,245
Benefits		$18,328
Jack Hartung
Salary	$0	$1,600,000	$0	$0
Bonus	$0	$2,584,000	$0	$0
One-time Equity Grant(4)	$0	$4,309,442	$1,089,566	$1,089,566
Annual Equity Grants	$0	$44,968,743	$35,027,008	$35,027,008
Benefits		$12,535
Curt Garner
Salary	$0	$1,240,000	$0	$0
Bonus	$0	$1,649,200	$0	$0
One-time Equity Grant(4)	$13,623,147	$17,932,590	$0	$1,089,566
Annual Equity Grants	$0	$31,196,850	$0	$17,965,616
Benefits		$18,329
Scott Boatwright
Salary	$0	$950,000	$0	$0
Bonus	$0	$1,263,500	$0	$0
One-time Equity Grant(4)	$10,898,623	$15,208,065	$0	$1,089,566
Annual Equity Grants	$0	$19,952,822	$0	$10,682,374
Benefits		$12,426
Chris Brandt
Salary(5)	$620,000	$1,240,000	$0	$0
Bonus(5)	$434,000	$1,649,200	$0	$0
One-time Equity Grant(4)	$0	$15,381,764	$0	$12,161,888
Annual Equity Grants	$0	$15,423,549	$0	$7,558,455
Benefits	$0	$18,512	$0	$0

(1)

Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company grants the executive comparable equity awards in replacement of the outstanding Chipotle awards, no accelerated vesting would occur.

(2)

Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Mr. Hartung is the only executive who is eligible for retirement treatment as of December 31, 2019.

(3)

Mr. Niccol’s offer letter provides that if his employment is terminated prior to March 5, 2023 by Chipotle without cause, or by him with good reason, he would be entitled to severance payments equal to two-times the sum of his base salary plus his target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year).

(4)

Represents new hire and retention equity awards for Messrs. Niccol and Brandt and the 2019 transformation PSUs for all executive officers. Value is calculated based on the closing stock price of Chipotle common stock on December 31, 2019 of $837.11 per share.

(5)

Mr. Brandt’s offer letter provides that if his employment is terminated prior to March 9, 2023 by Chipotle without cause, or by him with good reason, Mr. Brandt would be entitled to severance payments equal to the sum of his base salary plus his target bonus opportunity.

60	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Executive Officers and Compensation (continued)

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly-traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. The rule requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs around 85,000 people around the world, and approx. 69,500 are hourly restaurant crew employees in our over 2,600 restaurants. Importantly, all of our restaurants are company-owned and not franchised, which impacts the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model (and who do not employ all of the hourly restaurant or retail crew employees).

We calculated our CEO to median employee pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified our median employee by using total 2019 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2019 and we annualized the compensation of all full- and part-time employees who joined Chipotle during 2019. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 720 employees in Canada, 109 employees in the United Kingdom, 173 employees in France and 43 employees in Germany. To arrive at a consistently applied compensation measure, we excluded from total 2019 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with total compensation of $14,155, which is the compensation for an hourly employee who works part-time at one of our restaurants in California. This total compensation figure is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.

For our CEO, we used the total compensation for Brian Niccol, our CEO, as reported in the 2019 Summary Compensation Table. Based on an annual total compensation of our median employee for 2019 of $14,155, and the annual total compensation for our CEO in 2019 of $16.1 million, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 1,136 to 1.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2019, except for the following: Chipotle inadvertently failed to file one Form 4 for Mr. Steve Ells, Chipotle’s Executive Chairman during 2019, to reflect his receipt of one SOSAR. The SOSAR was granted in February 2019 and the Form 4 was filed in August 2019, promptly after the oversight was discovered.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	61

Certain Relationships and Related Party Transactions

Agreements with Pershing Square Capital Management, L.P.

See “Proposal 1 – Election of Directors – Director Nomination Process – Investor Agreement Regarding Board Nominations” for details regarding the Investor Agreement entered into with Pershing Square Capital Management, L.P. on December 14, 2016. Pursuant to this agreement, directors Ali Namvar and Matthew Paull were initially appointed to the Board. Pershing Square’s beneficial ownership of Chipotle shares dropped below 5% in February 2020 and, in light of the reduced ownership, Matthew Paull is not standing for re-election to the Board at the annual meeting, but Ali Namvar is standing for re-election. Concurrent with the Investor Agreement, we also entered into a Confidentiality Agreement allowing Pershing Square to receive non-public information regarding Chipotle, subject to specified confidentiality obligations.

Additionally, on February 3, 2017, we entered into a Registration Rights Agreement with Pershing Square. Pursuant to the Registration Rights Agreement, Pershing Square may make up to four requests that we file a registration statement to register the sale of shares of our common stock that Pershing Square beneficially owns, subject to the limitations and conditions provided in the Registration Rights Agreement. The Registration Rights Agreement also provides that we will file and keep effective, subject to certain limitations, a shelf registration statement covering shares of our common stock beneficially owned by Pershing Square, and also provides certain piggyback registration rights to Pershing Square. We would be responsible for the expenses of any such registration.

The registration rights provided in the agreement terminate as to any Pershing Square shareholder upon the earliest of (i) the date on which such shares are disposed of pursuant to an effective registration statement, (ii) the date on which such securities are sold pursuant to Rule 144, and (iii) such shareholder ceasing to beneficially own at least 5% of our outstanding common stock, provided such shareholder no longer has a representative serving on our Board, and is permitted to sell shares of common stock beneficially owned by such shareholder under Rule 144(b)(1) of the Securities Act. The Registration Rights Agreement also contains customary indemnification provisions.

The Investor Agreement, Confidentiality Agreement and Registration Rights Agreement contain various other obligations and provisions applicable to Chipotle and Pershing Square. The foregoing descriptions of the Investor Agreement, the Confidentiality Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Investor Agreement (including the form of Confidentiality Agreement included as an exhibit thereto), which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 19, 2016, and the Registration Rights Agreement, which is attached as Exhibit 10.11 to our Annual Report on Form 10-K filed with the SEC on February 7, 2017.

Other Registration Rights

Prior to our initial public offering in 2006, certain of our current shareholders, including Albert Baldocchi, a member of our Board, and Mr. Ells, a former member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, Mr. Baldocchi and Mr. Ells are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

62	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

Other Business and Miscellaneous

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2021 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2021 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 9, 2020, unless the date of our 2021 annual meeting is more than 30 days before or after May 19, 2021, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660, Attn: Corporate Secretary.

Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under our Proxy Access Bylaws

Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2021 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than November 9, 2020, and no later than December 9, 2020.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2021 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 19, 2021, and no later than the close of business on February 18, 2021, unless the date of the 2021 annual meeting is more than 30 days before or 60 days after May 19, 2021. If the date of the 2021 annual meeting is more than 30 days before or 60 days after May 19, 2021, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2021 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., Newport Center Dr. Suite 1300, Newport Beach, CA 92660, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1300, Newport Beach, CA 92660, or by email to

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT	63

Other Business and Miscellaneous (continued)

ir@chipotle.com or by calling (949) 524-4132. We will promptly deliver a separate copy to you upon written or oral request

ATTENDANCE AT THE MEETING

To attend the meeting, you must be a shareholder on the record date of March 26, 2020. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the annual meeting, shareholders will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2020 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2019 Annual Report, including our Annual Report on Form 10-K for fiscal year 2019 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

64	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

CHIPOTLE MEXICAN GRILL, INC. 610 NEWPORT CENTER DR. NEWPORT BEACH, CA 92660	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 18, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 14, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/cmg2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 18, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 14, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D03820-P37160                    KEEP THIS PORTION FOR YOUR RECORDS

— — — —  —  —  — — —  —  —  —  —  —  —  —  —  —  —  —  —  — —  —  —   —  — — —  —  —  — — —  — — — — — —  —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.			For All	Against All	For All Except	To vote “AGAINST” any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Seven Directors		☐	☐	☐
Nominees:
	01) Al Baldocchi	05) Scott Maw
	02) Patricia Fili-Krushel	06) Ali Namvar
	03) Neil Flanzraich	07) Brian Niccol
04) Robin Hickenlooper

The Board of Directors recommends you vote FOR proposals 2 and 3 and AGAINST proposals 4-7.								For	Against	Abstain
2.	An advisory vote to approve the compensation of our executive officers as disclosed in the proxy statement (“say-on-pay”).							☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.							☐	☐	☐
4.	Shareholder Proposal – Retention of Shares							☐	☐	☐
5.	Shareholder Proposal – Independent Board Chair							☐	☐	☐
6.	Shareholder Proposal – Report on Employment Arbitration							☐	☐	☐
7.	Shareholder Proposal – Written Consent of Shareholders							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Proxy Statement and Annual Report are available at www.proxyvote.com.

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D03821-P37160

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2020

The shareholder(s), revoking all prior proxies, hereby appoint(s) Brian Niccol and Roger Theodoredis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Pacific Time, on May 19, 2020, via live webcast at www.virtualshareholdermeeting.com/cmg2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE